As filed with the Securities and Exchange Commission on September 11, 2026
No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

QVC GROUP, INC.
(Exact name of registrant as specified in its charter)
State of Delaware (State or other jurisdiction of incorporation or organization)	5961 (Primary Standard Industrial Classification Code Number)	23-2414041 (I.R.S. Employer Identification Number)
1200 Wilson Drive
West Chester, Pennsylvania 19380
(484) 701-1000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Eve DelSoldo
QVC Group, Inc.
1200 Wilson Drive
West Chester, Pennsylvania 19380
(484) 701-1000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Joshua N. Korff, P.C.
Leia Pearl Andrew
Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
(212) 446-4800

Approximate date of commencement of proposed sale to the public:   From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the U.S. Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
Old QVC Group, Inc. (f/k/a QVC Group, Inc.) (“Old QVC Group”) and certain of its direct and indirect subsidiaries, including the registrant, QVC Group, Inc. (f/k/a QVC, Inc.) (the “Company”), (Old QVC Group and such subsidiaries, each a “Debtor” and collectively, the “Debtors”) filed voluntary petitions (the “Chapter 11 Cases”) seeking relief under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) to pursue a Chapter 11 plan of reorganization (as amended, supplemented or otherwise modified from time to time, the “Plan”). On July 20, 2026, the Bankruptcy Court entered an order confirming the Plan (the “Confirmation Order”). The Plan and Confirmation Order, as confirmed, were previously filed as exhibits to QVC, Inc.’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission (the “SEC”) on July 24, 2026, and are incorporated by reference into this prospectus. On August 6, 2026 (the “Plan Effective Date”), the Debtors emerged from the Chapter 11 Cases in accordance with the Plan. In connection with the Plan Effective Date, Old QVC Group, the former publicly traded parent company, was renamed Old QVC Group, Inc. Additionally, the Company, then named QVC, Inc., a Delaware corporation and formerly a wholly owned subsidiary of Old QVC Group, filed an Amended and Restated Certificate of Incorporation changing its name to QVC Group, Inc. and became the new publicly traded holding company. Cornerstone Brands, Inc. (“CBI”) and certain other subsidiaries previously held by Old QVC Group were contributed to the Company on August 4, 2026 in accordance with the Plan. Following emergence, Old QVC Group is expected to be disposed of, dissolved, wound down or liquidated as soon as reasonably practicable without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules. As of the Plan Effective Date, Old QVC Group’s equity interests were canceled, released, discharged, and extinguished for no consideration and Old QVC Group ceased to be consolidated in our consolidated financial statements.
On the Plan Effective Date, the Company entered into a registration rights agreement (the “Registration Rights Agreement”) with certain of its stockholders who had received shares of Common Stock (as defined herein) pursuant to the Plan. The Registration Rights Agreement requires the Company to use commercially reasonable efforts to register all Registrable Securities (as defined therein) on a shelf registration statement on Form S-1 for offerings on a delayed or continuous basis pursuant to Rule 415, and to convert such registration statement to a registration statement on Form S-3 as soon as the Company becomes eligible to use Form S-3.
Unless otherwise noted or suggested by context, all financial information and data and accompanying financial statements and corresponding notes, as of and prior to the Plan Effective Date, as contained in this prospectus or incorporated by reference, reflect the actual historical consolidated results of operations and financial condition of the Company for the periods presented and do not give effect to the Plan or any of the transactions contemplated thereby, including the CBI contribution and the adoption of fresh-start accounting. Accordingly, such financial information may not be representative of the Company’s performance or financial condition after the Plan Effective Date. Except with respect to such historical financial information and data and accompanying financial statements and corresponding notes or as otherwise noted or suggested by the context, all other information contained in this prospectus relates to the Company following the Plan Effective Date.
The Company has adopted fresh-start accounting in accordance with ASC 852 (Reorganizations) as of the Plan Effective Date. In addition, the contribution of CBI to the Company constitutes a change in reporting entity under ASC 250-10-45-21, requiring retrospective combination of the entities for all periods presented. The Company expects these adjustments to be reflected for the first time in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2026, which will be incorporated by reference into this prospectus upon filing. Until such time, investors should read the financial statements incorporated by reference herein in light of the foregoing limitations.

THE INFORMATION IN THIS PRELIMINARY ROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THE PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES NOR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER AND SALE IS NOT PERMITTED.
SUBJECT TO COMPLETION, DATED SEPTEMBER 11, 2026
PRELIMINARY PROSPECTUS
QVC GROUP, INC.
37,625,663 Shares of Common Stock

This prospectus relates to the proposed resale, from time to time, by the selling stockholders identified in this prospectus (the “Selling Stockholders”) or their permitted transferees, of up to 37,625,663 shares of common stock, par value $0.01 per share (the “Common Stock”). The Selling Stockholders acquired these shares of Common Stock in connection with the Company’s emergence from the Chapter 11 Cases, and the Company is registering the resale of those shares pursuant to the Registration Rights Agreement.
This prospectus provides you with a general description of such securities and the general manner in which the Selling Stockholders may offer or sell the securities. More specific terms of any securities that the Selling Stockholders may offer or sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering. Such prospectus supplement, if any, may also add, update or change information contained in this prospectus.
We are not selling any securities under this prospectus and will not receive any proceeds from the resale of shares of Common Stock by the Selling Stockholders pursuant to this prospectus. However, we will pay the expenses, other than underwriting discounts and commissions, associated with the sale of securities pursuant to this prospectus.
Our registration of the securities covered by this prospectus does not mean that the Selling Stockholders will issue, offer or sell, as applicable, any of the securities. The Selling Stockholders may resell the securities covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Stockholders may sell the shares in the section entitled “Plan of Distribution.”
The Common Stock is listed on the Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “QVCG.” On September 10, 2026, the last reported sales price of the Common Stock was $16.76 per share.
Investing in our Common Stock involves risks. See “Risk Factors” beginning on page 10 of this prospectus and, if applicable, any risk factors described in any applicable prospectus supplement or in the documents incorporated or deemed incorporated by reference in this prospectus and the applicable prospectus supplement for information on those factors you should consider before making the decision to invest in our Common Stock.
Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2026

Neither we nor the Selling Stockholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Stockholders take responsibility for the accuracy or completeness of any other information that others may provide. The Selling Stockholders will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.
For investors outside the United States: We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-1 (the “Registration Statement”) that we filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), using the “shelf” registration process. Under this shelf registration process, the Selling Stockholders may, from time to time, sell or otherwise distribute the securities offered by them as described in the section titled “Plan of Distribution” in this prospectus. We will not receive any proceeds from such sales by the Selling Stockholders. We are filing the Registration Statement pursuant to the Registration Rights Agreement entered into in connection with our emergence from the Chapter 11 Cases. More specific terms of any securities that the Selling Stockholders and their permitted transferees offer and sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering.
We may also provide a prospectus supplement or post-effective amendment to this Registration Statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the Registration Statement together with the additional information to which we refer you in the section of this prospectus entitled “Where You Can Find More Information; Incorporation by Reference.”
For purposes of this prospectus, “Old QVC Group” refers to Old QVC Group, Inc. (f/k/a QVC Group, Inc.), “QVC” refers to QVC Group, Inc. (f/k/a QVC, Inc.), “Chapter 11 Cases” refers to the voluntary petitions for relief filed by Old QVC Group and certain of its affiliates on April 16, 2026 under chapter 11 of title 11 of the United States Code, “Bankruptcy Code” refers to chapter 11 of title 11 of the United States Code, “Bankruptcy Court” refers to the United States Bankruptcy Court for the Southern District of Texas, “Plan” refers to the prepackaged chapter 11 plan of reorganization described in the Explanatory Note, “Confirmation Order” refers to the order confirming the Plan entered into by the Bankruptcy Court on July 20, 2026 and “Plan Effective Date” refers to August 6, 2026. Unless context otherwise requires, references herein to the “Company,” “QVC Group,” “we,” “our” or “us” refer (i) prior to the Plan Effective Date, to Old QVC Group and its consolidated subsidiaries (including QVC) and (ii) on and after the Plan Effective Date, to QVC and its consolidated subsidiaries.
This prospectus is not an offer to sell or a solicitation of an offer to buy our securities in any circumstance or jurisdiction in which the offer or solicitation is unlawful.

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WHERE YOU CAN FIND MORE INFORMATION
We have filed this Registration Statement on Form S-1 under the Securities Act with the Securities and Exchange Commission with respect to the Common Stock offered hereby. This prospectus, which constitutes part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and its Common Stock, reference is made to the Registration Statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the Registration Statement. Each of these statements is qualified in all respects by this reference.
We are subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In accordance with these requirements, we are required to file periodic reports and other information with the SEC. Our filings are available to the public on the internet, through a database maintained by the SEC at www.sec.gov.
Additionally, we make our SEC filings available, free of charge, on the Investors section of our website at https://investors.qvcgrp.com/investors as soon as reasonably practicable after we electronically file them with, or furnish them to, the SEC. We do not intend our website address to be an active link, and information contained on our website does not constitute a part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” the information we file with it, which means we can disclose important information to you by referring you to those documents. Copies of the documents incorporated herein by reference may be obtained upon written or oral request without charge from QVC Group, Inc., 1200 Wilson Drive, West Chester, Pennsylvania 19380, telephone number (484) 701-1000. You also may access these filings on our website at https://investors.qvcgrp.com/investors, or as described under “Where You Can Find More Information” above. For purposes of this section, references to “we,” “our” and “us” refer to QVC and its consolidated subsidiaries.
We incorporate by reference the documents listed below (other than portions of these documents furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K):
•
our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 filed with the SEC on April 15, 2026;

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our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2026 and June 30, 2026, filed with the SEC on May 15, 2026 and August 4, 2026, respectively;

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our Current Reports on Form 8-K filed with the SEC on April 17, 2026, April 20, 2026, July 24, 2026, August 7, 2026 and August 27, 2026; and

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the description of our Common Stock contained in our Registration Statement on Form 8-A filed with the SEC on August 6, 2026, including any amendment or report filed for the purpose of updating such description.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this prospectus, to the extent that a statement contained herein or in any other subsequently filed or furnished document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
All documents incorporated by reference, or to be incorporated by reference, have been filed with or furnished to, or will be filed with or furnished to, the SEC.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical fact are forward-looking statements for purposes of these provisions. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “project,” “predict,” “potential” and similar expressions intended to identify forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding:
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the implementation of the Plan, including the transactions contemplated thereby, and the Company’s ability to realize the anticipated benefits of the restructuring;

•
the Company’s ability to service its post-emergence indebtedness, including the Exit ABL Facility (as defined herein), the Takeback Loans (as defined herein) and the Takeback Notes (as defined herein) and to comply with the covenants and other obligations under the agreements governing such indebtedness;

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the Company’s business strategy, including the WIN strategy, and its ability to execute growth initiatives and generate revenue growth;

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anticipated capital expenditures, projected sources and uses of cash and expected liquidity;

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the Company’s ability to maintain its listing on Nasdaq and comply with applicable listing requirements;

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expectations regarding the Company’s relationship with its customers, suppliers, vendors and business partners following emergence from the Chapter 11 Cases;

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our search for a permanent Chief Executive Officer;

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the Company’s ability to attract and retain skilled personnel;

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economic and macroeconomic trends, including the impact of tariffs, inflation and changes in consumer spending;

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changes in distribution and viewing of television programming and the impact of digital platforms on the Company’s business;

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fluctuations in foreign currency exchange rates;

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the anticipated impact of certain contingent liabilities related to legal and tax proceedings and other matters arising in the ordinary course of business;

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the Company’s ability to protect customer data and maintain cybersecurity; and

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the impact of natural disasters, public health crises, geopolitical events and other catastrophic events on the Company’s operations.

These forward-looking statements are based on current expectations and beliefs concerning future developments and their potential effects on us. Actual results or performance may differ materially from those expressed or implied by these forward-looking statements because they involve risks, uncertainties (some of which are beyond our control) and other assumptions.
The following include some but not all of the factors that could cause actual results or events to differ materially from those anticipated:
•
risks relating to our emergence from the Chapter 11 Cases, including the implementation of the Plan and unanticipated costs or difficulties;

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our ability to service our substantial post-emergence indebtedness, including approximately $1.325 billion of Takeback Debt (as defined herein) issued under the Plan and obligations under the $600 million Exit ABL Facility, and to comply with the financial and other covenants in the agreements governing such indebtedness;

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our ability to generate sufficient cash flow from operations to fund our operations, service our debt and make necessary capital expenditures;

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downgrades to our credit ratings;

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customer demand for our products and services and our ability to attract new customers and retain existing customers;

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our competitive industry and competitor responses to our products and services;

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increased digital TV penetration and changes in channel positioning of our programs;

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the levels of online traffic on our websites and our ability to convert visitors into customers;

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uncertainties inherent in the development and integration of new business lines and business strategies, including our WIN strategy;

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our ability to effectively manage our installment sales plans and revolving credit card programs;

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the cost and ability of shipping companies, manufacturers, suppliers, digital marketing channels and vendors to deliver products, equipment, software and services;

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the outcome of any pending or threatened litigation, including any matters arising from the Chapter 11 Cases;

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changes in, or failure or inability to comply with, government regulations, including regulations of the Federal Communications Commission;

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changes in the nature of key strategic relationships with partners, distributors, suppliers and vendors;

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domestic and international economic and business conditions, including the impact of inflation, increased labor costs and changes in interest rates;

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changes and uncertainty surrounding tariffs, trade policy and trade relations with China, the United Kingdom and other countries;

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consumer spending levels, including the availability and amount of individual consumer debt and customer credit losses;

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rapid technological changes, including the increased use of artificial intelligence by us and our competitors;

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failure to protect the security of personal information, including as a result of cybersecurity threats;

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natural disasters, public health crises, political crises and other catastrophic events outside of our control;

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our ability to attract and retain skilled personnel on commercially reasonable terms;

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the impact of the concentrated ownership of our Common Stock by a limited number of stockholders; and

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the limited trading history of our Common Stock since our emergence from the Chapter 11 Cases.

These risks and uncertainties include, but are not limited to, those described under the heading “Risk Factors” in this prospectus and in the documents incorporated by reference herein. If one or more of these risks or uncertainties materialize, or if any of our assumptions prove incorrect, actual results may vary materially from those projected in these forward-looking statements. Additional risks that we consider immaterial or that are unknown may also affect our results.
You should read this prospectus, any applicable prospectus supplement and any post-effective amendment to the registration statement of which this prospectus forms a part, together with the information incorporated herein or therein by reference as described under the heading “Where You Can Find More Information,” completely and with the understanding that our actual future results may be materially different from what we expect.

We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth above and elsewhere in this prospectus and in the documents incorporated by reference herein.

PROSPECTUS SUMMARY
This summary highlights selected information contained elsewhere in, or incorporated by reference into, this prospectus. It does not contain all of the information that may be important to you and your investment decision. Before investing in the Common Stock, you should carefully read this entire prospectus, including the matters set forth under the sections of this prospectus captioned “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” and the matters set forth under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in our consolidated financial statements and our condensed consolidated interim financial statements and related notes incorporated by reference into this prospectus.
Business Overview
QVC is a live social shopping company that, together with its subsidiaries, is primarily engaged in the video and online commerce industries. Through our subsidiaries and affiliates, we operate in North America, Europe and Asia. Our principal businesses include QVC, HSN, Inc. (“HSN”) and CBI, as well as other equity investments. Our operations are organized into three reportable segments: QxH (QVC U.S. and HSN), QVC International and CBI.
QVC is a live social shopping company that curates and sells a wide variety of consumer products through video-driven commerce across nearly every screen, from smartphones and tablets to laptops and televisions. QVC reaches more than 200 million households worldwide each day through its broadcast networks and also reaches audiences through its websites (including QVC.com, HSN.com and others), social platforms (including TikTok, Instagram and others), virtual multichannel video programming distributors (including Hulu + Live TV, DirecTV Stream and YouTube TV), streaming video applications (including Facebook Live, Roku, Apple TV, Amazon Fire, Xfinity Flex, Alphabet and Samsung TV Plus), mobile applications and over-the-air broadcasters. QVC believes it is a global leader in video retailing, e-commerce, mobile commerce and social commerce, with operations based in the United States, Japan, Germany, the United Kingdom and Italy.
QVC’s goal is to extend its leadership in video commerce, e-commerce, streaming commerce and social commerce by creating engaging shopping experiences that combine retail, media and social in a way that is differentiated from traditional brick-and-mortar stores and transactional e-commerce. QVC provides customers with curated collections of unique products made personal and relevant through storytelling. QVC curates experiences, conversations and communities for millions of discerning shoppers and reaches large audiences across its platforms for thousands of brand partners.
QVC offers a wide assortment of high-quality merchandise and classifies its products into six groups: home, apparel, beauty, accessories, electronics and jewelry. QVC’s product sourcing team researches and curates compelling and differentiated products from vendors with sufficient scale to meet anticipated demand. QVC offers exclusive and proprietary products, leading national and international brands and limited-distribution brands with unique offerings. Many products are endorsed by celebrities, designers and other well-known personalities who often join QVC presenters on live programming and promote the products through their own social media pages, websites and other customer touchpoints. QVC believes that its ability to demonstrate product features and present “faces and places” differentiates the QVC shopping experience. QVC closely monitors customer demand and product mix to remain well-positioned in popular and growing retail segments, which it believes provides a significant competitive advantage over brick-and-mortar competitors.
The following selected financial data is derived from the Company’s pre-emergence periodic reports filed with the SEC. For the six months ended June 30, 2026, QVC, Inc. (now QVC Group, Inc.) reported consolidated net revenue of $3.534 billion and Adjusted OIBDA of $293 million. For the same period, Old QVC Group reported consolidated net revenue of $3.955 billion and Adjusted OIBDA of $289 million (the difference relative to QVC, Inc. is attributable predominately to CBI and certain other subsidiaries not consolidated by QVC, Inc. prior to the contributions described below). Old QVC Group’s consolidated results included QVC, Inc., CBI and certain other subsidiaries, as well as corporate overhead and holding-company-level obligations, including preferred stock and related debt service, that are not part of the post-emergence Company. The difference in consolidated net revenue between QVC, Inc. and Old QVC Group is substantially attributable to CBI. Corporate overhead costs reflected in Old QVC Group’s results will continue to be incurred by the Company. These results reflect the pre-emergence reporting structures and do not give effect to the Plan or the post-emergence capital structure.
Following the contribution of CBI to QVC on August 4, 2026, CBI’s operations will be included in our consolidated results. For the six months ended June 30, 2026, CBI contributed approximately $421 million in net revenue to Old QVC Group’s consolidated results. The CBI contribution constitutes a change in reporting entity and the Company expects to include retrospectively recast financial statements reflecting the combination in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2026.
On August 6, 2026, the Company emerged from the Chapter 11 Cases in accordance with the Plan. On the Plan Effective Date, in accordance with the Plan, we entered into the Exit ABL Facility and the Takeback Loans and issued the Takeback Notes, which comprised (i) $1,240,362,247 in aggregate principal amount of Takeback Notes, (ii) $84,637,736.20 in aggregate principal amount of Takeback Loans and (iii) up to $600 million of availability under our Exit ABL Facility. We also issued 49,999,897 shares of Common Stock to holders of claims under the Plan and listed our Common Stock on Nasdaq under the symbol “QVCG.” See “Description of Certain Indebtedness” and “Securities Act Restrictions on Resale of Common Stock” for additional information regarding our post-emergence capital structure.
Chapter 11 Emergence and Plan of Reorganization
On April 16, 2026, Old QVC Group and certain of its direct and indirect subsidiaries, including the Company, filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court. The Chapter 11 Cases were jointly administered under the caption In re: QVC Group, Inc., et al., Case No. 26-90447 (ARP).
Prior to the filing, the Debtors entered into a Restructuring Support Agreement (the “RSA”) with holders of the majority in principal amount of claims under the Company’s revolving credit facility (the “RCF Lenders”) and holders of the majority in principal amount of QVC senior secured notes, pursuant to which the parties agreed to support the Plan. In connection with the RSA, the Debtors commenced solicitation of votes on the Plan prior to filing the Chapter 11 Cases.
On July 20, 2026, the Bankruptcy Court entered the Confirmation Order confirming the Second Amended Joint Prepackaged Plan of Reorganization of QVC Group, Inc. and Its Debtor Affiliates. On the Plan Effective Date, all conditions precedent to the effectiveness of the Plan were satisfied or waived and the Plan became effective.
In accordance with the Plan: (i) all existing equity interests in Old QVC Group, including all shares of preferred stock, were cancelled for no recovery; (ii) holders of allowed claims arising under, in connection with, or on account of the Company’s revolving credit facility pursuant to the Company’s revolving credit facility credit agreement and any other documents entered into in connection therewith, including with respect to any loans outstanding, letters of credit issued thereunder and any indemnities provided thereunder (the “Allowed RCF Claims”) and allowed claims arising under, derived from, based on or relating to the 4.750% senior secured notes, the 4.375% senior secured notes, the 6.875% senior secured notes, the 5.450% senior secured notes, the 5.950% senior secured notes, the 6.375% senior secured notes, and the 6.250% senior secured notes (the “Allowed QVC Notes Claims”) received their pro rata share of 49,999,897 shares of newly issued Common Stock of QVC, representing 100% of the post-emergence equity (subject to dilution from the management incentive plan); (iii) the Company issued the Takeback Debt, consisting of the Takeback Loans and the Takeback Notes, as additional consideration to holders of Allowed RCF Claims and Allowed QVC Notes Claims; and (iv) the Company entered into the Exit ABL Facility.
All shares of Common Stock issued under the Plan were issued in reliance on the exemption from registration provided by section 1145(a) of the Bankruptcy Code. Copies of the Confirmation Order and the Plan were previously filed as exhibits to QVC’s Current Report on Form 8-K filed on July 24, 2026 and are filed as exhibits to this registration statement. The Form 8-K is incorporated by reference into this prospectus.
On July 16, 2026, certain former holders of preferred stock of Old QVC Group filed a Notice of Appeal relating to the Bankruptcy Court’s July 15, 2026 memorandum decision confirming the Plan and an emergency motion to stay the anticipated Confirmation Order. On July 20, 2026, after the Bankruptcy

Court entered the Confirmation Order, those parties filed an amended Notice of Appeal. On July 22, 2026, the Bankruptcy Court denied the motion to stay the Confirmation Order, finding that a bond of no less than $631 million would be required if a stay were ordered. The Plan became effective on August 6, 2026, notwithstanding the pending appeal.
Registration Rights
On the Plan Effective Date, we entered into the Registration Rights Agreement with certain of our stockholders who had received shares of Common Stock pursuant to the Plan. The Registration Rights Agreement requires us to use commercially reasonable efforts to register all Registrable Securities (as defined therein) on a shelf registration statement on Form S-1 for offerings on a delayed or continuous basis pursuant to Rule 415, and to convert such registration statement to a registration statement on Form S-3 as soon as we become eligible to use Form S-3. We are filing the registration statement of which this prospectus forms a part pursuant to the Registration Rights Agreement. See “Securities Act Restrictions on Resale of Common Stock” for additional information.
Corporate Information
QVC is a Delaware corporation. Our principal executive offices are located at 1200 Wilson Drive, West Chester, Pennsylvania 19380, and our telephone number is (484) 701-1000. Our principal website address is https://investors.qvcgrp.com/investors. Information contained in, or accessible through, our website is not a part of, and is not incorporated into, this prospectus.

THE OFFERING
Common Stock offered by the Selling Stockholders
37,625,663 shares.
Terms of the Offering
The Selling Stockholders will determine when and how they will dispose of the shares of Common Stock registered under this prospectus for resale, as applicable.
Shares Outstanding after giving effect to the shares that may be offered pursuant to this prospectus
As of August 6, 2026, we had 49,999,897 shares of Common Stock issued and outstanding.
Use of proceeds
We will not receive any proceeds from the sale of the Common Stock by the Selling Stockholders or their permitted transferees.
Listing
Our shares of Common Stock are listed on Nasdaq under the symbol “QVCG.”
Risk Factors
Investing in our Common Stock involves substantial risk. For a discussion of risks relating to QVC, our business and investment in our Common Stock, see the section titled “Risk Factors” beginning on page 10 and all other information set forth in or incorporated by reference in this prospectus before investing in our Common Stock.
Unless otherwise specified, the number of shares of our Common Stock outstanding is based on 49,999,897 shares of Common Stock issued and outstanding as of August 6, 2026.

RISK FACTORS
Investing in our Common Stock involves risks. Before deciding whether to invest in our Common Stock, you should carefully consider the risk factors described in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, and all other information included in or incorporated by reference into this prospectus. The occurrence of any of these risks might cause you to lose all or part of your investment in the Common Stock. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be seriously harmed, which could cause the trading price of our Common Stock to decline. Please also carefully read the section titled “Cautionary Note Regarding Forward-Looking Statements” in this prospectus.
Risks Related to This Offering and Ownership of Our Common Stock
Our Common Stock has a limited trading history, and an active or liquid trading market may not develop or be sustained.
Our Common Stock began trading on Nasdaq on August 6, 2026, following our emergence from the Chapter 11 Cases. Our Common Stock has a limited trading history, and an active or liquid trading market may not develop or be sustained. If an active trading market is not sustained, the market price and liquidity of our Common Stock may be adversely affected. The market price of our Common Stock may also be volatile and could fluctuate significantly in response to factors, many of which are beyond our control. Additionally, in the past, securities class action litigation has often been initiated against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs and divert our management’s attention and resources, and could also require us to make substantial payments to satisfy judgments or to settle litigation. All of these factors could materially adversely affect the price of our Common Stock. The market price of our Common Stock may decline below the initial offer price, and you may not be able to sell your shares at or above the price you paid in this offering, or at all.
A significant portion of our outstanding Common Stock is held by a small number of stockholders, which could limit your ability to influence corporate matters and may result in conflicts of interest.
As of August 6, 2026, four stockholders beneficially owned approximately 75.2% of our outstanding Common Stock. Pursuant to the Plan, we entered into separate stockholder agreements with certain of our stockholders who had received shares of Common Stock, in substantially the same form (collectively, the “Stockholder Agreements”), pursuant to which the parties thereto agreed to, among other things, certain board nomination rights, governance rights, information rights, preemptive rights and transfer restrictions. Pursuant to the Stockholder Agreements, certain of these stockholders were given the right to nominate directors to our Board of Directors (the “Board”) based on their ownership levels. The interests of these stockholders may differ from or conflict with the interests of our other stockholders. This concentration of ownership may also have the effect of delaying or preventing a change of control of the Company, even if such a change of control would benefit other stockholders.
Sales of substantial amounts of our Common Stock in the public market by the Selling Stockholders, or the perception that such sales could occur, could cause the market price of our Common Stock to decline.
This prospectus covers the resale of up to 37,625,663 shares of Common Stock by the Selling Stockholders, representing approximately 75.2% of our outstanding shares. The sale of all or a significant portion of these shares in the public market, or the perception that such sales may occur, could cause the market price of our Common Stock to decline significantly. Even if the Selling Stockholders do not sell a significant number of shares, the mere existence of this registration statement and the large number of shares registered for resale could have a negative effect on the market price of our Common Stock.
We do not intend to pay dividends for the foreseeable future.
We have not declared or paid any cash dividends on our Common Stock since our emergence from the Chapter 11 Cases and do not anticipate paying any cash dividends in the foreseeable future. In addition, the agreements governing our indebtedness contain restrictions on our ability to pay dividends. Any return on your investment will depend entirely upon the market price of our Common Stock, which may not increase.
Risks Related to Our Indebtedness
We have substantial indebtedness, which could adversely affect our financial condition, our ability to raise additional capital and our ability to operate our business.
As of August 6, 2026, we had approximately $1.325 billion of Takeback Debt outstanding, consisting of $84,637,736.20 aggregate principal amount of Takeback Loans and $1,240,362,247 aggregate principal amount of Takeback Notes, and $600 million in undrawn commitments under our Exit ABL Facility. Our substantial level of indebtedness could have important consequences, including, among other things: limiting our ability to obtain additional financing to fund working capital, capital expenditures, acquisitions and other general corporate requirements; requiring a substantial portion of our cash flows to be dedicated to debt service payments rather than other purposes; increasing our vulnerability to general adverse economic and industry conditions; limiting our flexibility in planning for and reacting to changes in the industry in which we compete; and placing us at a competitive disadvantage to other, less leveraged competitors. If we are unable to generate sufficient cash flow from operations to dedicate to our debt service payments and meet our other cash needs, we may be forced to reduce or delay capital expenditures or seek additional capital, or seek to restructure or refinance our indebtedness. We can provide no assurance that we will be able to seek capital or refinance any of our indebtedness on commercially reasonable terms or at all.
Our debt agreements contain restrictive covenants that may limit our operational and financial flexibility.
The Exit ABL Credit Agreement, the Term Loan Credit Agreement and the Takeback Notes Indenture (each defined below) contain a number of covenants that impose significant operating and financial restrictions on us, including restrictions on our ability to, among other things, incur additional indebtedness, grant liens over our assets, pay dividends or distribute cash or other property or assets to equity holders or make certain other restricted payments, make investments, loans and advances, convey, sell, lease, assign, transfer, license or otherwise dispose of any of our property, business or assets (including material property and material intellectual property) and restrictions on use of proceeds of the foregoing, enter into transactions to manage our liabilities, enter into transactions with affiliates and consolidate or merge or consummate certain other fundamental changes, in each case as further set forth in the Exit ABL Credit Agreement, the Term Loan Credit Agreement and the Takeback Notes Indenture. In addition to the foregoing, the Exit ABL Credit Agreement requires us to, among other cash management and other requirements, maintain a specified minimum excess availability at all times, during certain periods, to comply with a 3.00 to 1.00 consolidated total net leverage ratio (subject to a $500 million cap on deducting unrestricted cash), during certain periods or under certain circumstances, to deposit or sweep cash, cash equivalents and other amounts in certain deposit accounts to one or more blocked accounts in respect of which prior consent of the administrative agent and/or lenders under the Exit ABL Credit Agreement is required for withdrawals (which consent may be subject to satisfaction of conditions, as set forth in the Exit ABL Credit Agreement), to put in place control agreements over certain deposit accounts by certain dates and to seek certain consents from landlords or other third parties. Our ability to comply with these covenants may be affected by events beyond our control. If we fail to comply with these covenants, the lenders or noteholders could declare all amounts outstanding immediately due and payable, which could materially adversely affect our financial condition and results of operations.
Substantially all of our assets are pledged as collateral under our debt agreements.
The Exit ABL Facility, the Takeback Loans and the Takeback Notes are secured by substantially all of the assets of the Company and applicable guarantors, in each case subject to the terms, conditions and exceptions set forth in the Exit ABL Credit Agreement, the Term Loan Credit Agreement and the Takeback Notes Indenture, as applicable. If we default on our obligations under the Exit ABL Facility or the Takeback Debt and the lenders or noteholders, as applicable, exercise their rights to foreclose on the assets securing such indebtedness, our business could be materially harmed. In addition, the pledge of substantially all of our assets may limit our ability to obtain additional secured or unsecured financing in the future.

Risks Related to Our Emergence from Bankruptcy
Our historical financial information may not be indicative of our future financial performance.
Our historical financial information incorporated by reference into this prospectus was prepared during the pendency of the Chapter 11 Cases and reflects the pre-emergence capital structure and operating environment. As a result, our historical financial information may not be indicative of our future financial performance or financial condition. Factors that may cause material differences between our historical and future results include our new post-emergence capital structure and the associated debt service obligations, the contribution of CBI to QVC on August 4, 2026, the absence of costs and expenses associated with the Chapter 11 Cases and the implementation of our new governance structure and management incentive plan.
Upon our emergence from the Chapter 11 Cases, we have adopted fresh start accounting. Accordingly, our future financial condition and results of operations may not be comparable to the financial condition or results of operations reflected in our historical financial statements. The lack of comparable historical financial information may discourage investors from purchasing our Common Stock. See also “— We have adopted fresh-start accounting, which will result in a new basis of accounting and make our post-emergence financial statements not comparable to our historical financial statements.”
We have adopted fresh-start accounting, which will result in a new basis of accounting and make our post-emergence financial statements not comparable to our historical financial statements.
Upon our emergence from the Chapter 11 Cases, we adopted fresh-start accounting in accordance with ASC 852 (Reorganizations). Under fresh-start accounting, a new entity is deemed to be created and the Company’s reorganization value is allocated to its assets and liabilities based on their estimated fair values. As a result, our consolidated financial statements for periods after August 6, 2026 will reflect a new basis of accounting and will not be comparable to our financial statements for periods on or before that date. The application of fresh-start accounting is expected to materially affect the reported amounts of individual assets and liabilities, including intangible assets, property and equipment and long-term debt. These adjustments will affect depreciation, amortization and interest expense in future periods and may materially affect our reported results of operations. Accordingly, the financial statements incorporated by reference in this prospectus do not reflect, and should not be used to predict, our financial condition or results of operations after the Plan Effective Date.
The contribution of CBI to QVC constitutes a change in reporting entity, and recast historical financial statements reflecting the combined entity have not yet been filed.
On August 4, 2026, CBI and certain other subsidiaries were contributed to QVC from Old QVC Group as a reorganization of entities under common control. This contribution constitutes a change in reporting entity under ASC 250-10-45-21, requiring retrospective combination of the entities for all periods presented. The Company expects to include recast historical financial statements reflecting the CBI contribution and certain other subsidiaries in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2026. Until such recast financial statements are filed and incorporated by reference into this prospectus, the annual and interim financial statements incorporated by reference herein present only the historical results of QVC, Inc. on a standalone basis and do not include the financial results of CBI and certain other subsidiaries. Investors evaluating the Company based on the currently incorporated financial statements should be aware that such statements do not present the full scope of the post-emergence reporting entity.
The risk factors in our previously filed periodic reports relate to our pre-emergence operations and may not fully reflect the risks we face as a post-emergence company.
The risk factors incorporated by reference from our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q were drafted during the pendency of the Chapter 11 Cases and discuss risks relating to the Chapter 11 Cases, including going-concern risk, Bankruptcy Court proceedings and the delisting of our former capital stock. Many of these risks are no longer applicable following our emergence from the Chapter 11 Cases on August 6, 2026. However, those filings may not fully address the risks we face as a post-emergence public company, including risks related to our new capital structure, concentrated ownership, limited public-company operating history with the current governance framework and our obligations under the Stockholder Agreements and Registration Rights Agreement. You should consider the risk factors set forth in this prospectus in addition to those incorporated by reference.
We are subject to a pending appeal of the Confirmation Order.
On July 16, 2026, certain former holders of preferred stock of Old QVC Group filed a Notice of Appeal relating to the Bankruptcy Court’s July 15, 2026 memorandum decision confirming the Plan and an emergency motion to stay the anticipated Confirmation Order. Following entry of the Confirmation Order on July 20, 2026, those parties filed an amended Notice of Appeal. On July 22, 2026, the Bankruptcy Court denied the motion to stay the Confirmation Order, finding that a bond of no less than $631 million would be required if a stay were ordered. The appealing preferred shareholders appealed the Bankruptcy Court’s denial of the motion requesting a stay order, which the District Court affirmed. The appealing preferred shareholders attempted to appeal the District Court’s decision to the Fifth Circuit, but the Fifth Circuit dismissed the appeal for lack of jurisdiction. The Plan became effective on August 6, 2026 notwithstanding the pending appeal. While we believe the Confirmation Order is valid and the appeal is without merit, we cannot predict the outcome of the appeal or any potential impact on our business or operations.
We have limited operating history as a standalone public company with our current organizational and capital structure.
Prior to our emergence from the Chapter 11 Cases, QVC was an indirect wholly owned subsidiary of Old QVC Group and operated under a reduced-disclosure reporting framework. We have limited history operating as a standalone publicly traded company with our current organizational structure, governance framework and capital structure. We face risks inherent in managing this transition, including implementing appropriate public company internal controls and procedures, complying with applicable reporting requirements and managing our business under the constraints of our new debt agreements while executing our operational strategy.
The ability to attract and retain key personnel is critical to the success of our business and may be affected by our emergence from the Chapter 11 Cases.
The success of our business depends on key personnel. The ability to attract and retain these key personnel may be affected by our emergence from the Chapter 11 Cases, the uncertainties currently facing the business and changes we may make to the organizational structure to adjust to changing circumstances. Any potential delays in adopting our management incentive plan and other executive benefits and compensation may make it difficult to retain key personnel and we may need to enter into retention or other arrangements that could be costly to maintain. If executives, managers or other key personnel resign, retire or are terminated, or their service is otherwise interrupted, we may not be able to replace them in a timely manner and we could experience significant declines in productivity.

USE OF PROCEEDS
All of the securities offered by the Selling Stockholders pursuant to this prospectus will be sold by the Selling Stockholders for their respective accounts. We will not receive any of the proceeds from these sales.
The Selling Stockholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Stockholders for brokerage, accounting or tax services or any other expenses incurred by the Selling Stockholders in disposing of the securities not required to be paid by the Company pursuant to the Registration Rights Agreement. See “Plan of Distribution.” We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel, the Selling Stockholder’s counsel and our independent registered public accounting firm.
DETERMINATION OF OFFERING PRICE
We cannot currently determine the price or prices at which the shares of Common Stock may be sold by the Selling Stockholders under this prospectus. The shares may be sold at prices that are higher than, equal to or lower than the market price of the Common Stock at the time of sale. Sales of substantial amounts of our Common Stock by the Selling Stockholders, or the perception that such sales could occur, may adversely affect the market price of our Common Stock.
Our Common Stock is listed on Nasdaq under the symbol “QVCG.” On September 10, 2026, the last reported sales price of our Common Stock was $16.76 per share.
DIVIDEND POLICY
We have not declared or paid any cash dividends on our Common Stock since our emergence from the Chapter 11 Cases. We currently intend to retain any future earnings for use in the operation of our business and do not anticipate declaring or paying any cash dividends in the foreseeable future. In addition, the agreements governing our indebtedness, including the Exit ABL Credit Agreement, the Term Loan Credit Agreement and the Takeback Notes Indenture, contain restrictions on our ability to pay dividends. Any future determination to declare cash dividends will be made at the discretion of our Board, subject to applicable laws, contractual restrictions and other factors, including our results of operations, financial condition, capital requirements, general business conditions and other factors our Board may deem relevant.

DESCRIPTION OF CAPITAL STOCK
The following summary of certain provisions of our capital stock is not complete and is qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), our Second Amended and Restated Bylaws (the “Bylaws”) and the applicable provisions of Delaware law. Copies of the Certificate of Incorporation and the Bylaws are incorporated by reference to Exhibits 3.1 and 3.2, respectively, to our Registration Statement on Form 8-A filed on August 6, 2026.
General
Our Certificate of Incorporation authorizes 700,000,000 shares of capital stock, consisting of 650,000,000 shares of Common Stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”). As of August 6, 2026, there were 49,999,897 shares of Common Stock outstanding and no shares of Preferred Stock outstanding.
Common Stock
Voting Rights.   Each holder of Common Stock is entitled to one vote for each share held of record on all matters on which stockholders generally are entitled to vote and do not have the ability to cumulative votes for the election of directors; provided, that except as otherwise required by law, holders of Common Stock are not entitled to vote on any amendment to the Certificate of Incorporation that relates solely to the terms of one or more outstanding classes or series of Preferred Stock if the holders of such affected classes or series are entitled to vote thereon pursuant to the Certificate of Incorporation or applicable law. Except in respect of matters relating to the election of directors, or as otherwise provided in the Certificate of Incorporation, the Bylaws or required by law, all matters to be voted on by holders of Common Stock must be approved by the affirmative vote of the holders of a majority of the votes cast at the meeting on the subject matter. Abstentions and broker non-votes are not counted as votes cast. In the case of the election of directors, nominees are elected by a plurality of the votes cast.
Dividend Rights.   Subject to limitations under Delaware law and any preferential dividend rights of holders of any outstanding series of Preferred Stock, the Board may declare and pay dividends on the Common Stock out of funds legally available therefor.
Rights upon Liquidation.   Subject to the prior rights of holders of any outstanding series of Preferred Stock, in the event of any liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to receive ratably any assets remaining after payment of liabilities.
No Preemptive or Conversion Rights.   Holders of Common Stock have no preemptive, subscription, conversion or redemption rights, except as may be provided in any agreement with the Company. There are no sinking fund provisions applicable to the Common Stock.
Preferred Stock
Our Certificate of Incorporation authorizes the Board, without further stockholder action (except as may be required by the terms of any outstanding class or series of Preferred Stock), to issue up to 50,000,000 shares of Preferred Stock in one or more classes or series and to fix the designations, powers, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations and restrictions thereof, any of which may be superior to those of the Common Stock.
The issuance of shares of Preferred Stock by the Board as described above may adversely affect the rights of the holders of Common Stock. For example, Preferred Stock may rank prior to the Common Stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of Common Stock. The issuance of shares of Preferred Stock may discourage third-party bids for shares of Common Stock or may otherwise adversely affect the market price of the Common Stock. In addition, Preferred Stock may enable the Board to make it more difficult, or to discourage attempts, to obtain control of the Company through a hostile tender offer, proxy contest, merger or otherwise, or to make changes in the Company’s management. The Certificate of Incorporation and the Bylaws also prohibit the Company from issuing nonvoting equity securities to the extent required under Section 1123(a)(6) of the Bankruptcy Code.

No shares of Preferred Stock are currently outstanding.
Anti-Takeover Provisions
Our Certificate of Incorporation and Bylaws contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of the Company. These provisions include:
•
limitations on the size of the Board, which may not exceed nine directors, and provisions governing vacancies, in each case subject to the Stockholder Agreements;

•
the absence of cumulative voting and the election of directors by a plurality of the votes cast;

•
the ability of the Board to issue Preferred Stock with terms determined by the Board without stockholder approval;

•
the ability of holders of at least a majority of the total voting power of all outstanding shares of capital stock generally entitled to vote in the election of directors, voting together as a single class, to remove directors with or without cause;

•
advance notice requirements for stockholder nominations and proposals;

•
limitations on the ability of stockholders to call special meetings;

•
limitations on stockholder action by written consent;

•
the ability of the Board to amend the Bylaws without stockholder approval, the 85% stockholder vote required to amend the Bylaws, provisions governing corporate opportunities available to certain stockholders and their affiliates and exclusive forum provisions designating specified Delaware courts as the exclusive forum for certain internal corporate claims and federal district courts as the exclusive forum for claims arising under the Securities Act;

Until the third anniversary of the Plan Effective Date, two or more stockholders that are not affiliated with one another and that collectively hold at least 25% of the then-outstanding shares of Common Stock may call a special meeting, provided that such stockholders may not participate in the calling of a special meeting of stockholders more than once per fiscal year, and stockholders may act by written consent. After that date, special meetings may be called only by the Board acting pursuant to a resolution adopted by a majority of the Board and stockholder action may be taken only at a duly called meeting.
Transfer Agent
The transfer agent and registrar for our Common Stock is Broadridge Corporate Issuer Solutions, LLC.
Listing
Our Common Stock is listed on the Nasdaq Global Select Market under the symbol “QVCG.”

DESCRIPTION OF CERTAIN INDEBTEDNESS
The following is a summary of the material provisions relating to our material funded indebtedness. The following summary does not purport to be complete and is qualified in its entirety by reference to the provisions of the corresponding agreement or instrument, including the definitions of certain terms therein that are not otherwise defined in this prospectus. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description, you should refer to the relevant agreement or instrument for additional information, copies of which are included as exhibits to the registration statement of which this prospectus forms a part or are incorporated by reference herein.
Exit ABL Facility
On the Plan Effective Date, in connection with the Plan, we entered into a Senior Secured Revolving Credit Agreement, dated as of August 6, 2026 (the “Exit ABL Credit Agreement”), among us, the lenders and issuing banks from time to time party thereto and GLAS USA LLC, as administrative agent, providing for an asset-based revolving credit facility in an aggregate principal amount of up to $600.0 million (the “Exit ABL Facility”).
Borrowings under the Exit ABL Facility are subject to a borrowing base generally consisting of (i) 90% of eligible credit card receivables, (ii) 85% of eligible installment accounts receivable, (iii) 85% of the net orderly liquidation value of eligible inventory (subject to a cap on in-transit inventory equal to 10% of the aggregate amount of eligible inventory included in the borrowing base) and (iv) 100% of qualified cash (subject to a cap equal to 10% of the aggregate borrowing base), less applicable reserves.
Term SOFR borrowings under the Exit ABL Facility bear interest at Term SOFR plus 5.75% per annum. Alternate Base Rate borrowings bear interest at the Alternate Base Rate plus 4.75% per annum. The Alternate Base Rate is the greatest of (a) the prime rate, (b) the federal funds effective rate plus 0.50% and (c) Term SOFR plus 1.00%, subject to a 3.00% per annum floor. Among other fees, the Exit ABL Facility has a commitment fee of 0.75% per annum on unused commitments.
The Exit ABL Facility matures on the third anniversary of the date the conditions to effectiveness were satisfied, subject to two successive 12-month extension options exercisable by the Borrower provided certain conditions are satisfied. The obligations under the Exit ABL Credit Agreement are guaranteed by certain of our subsidiaries and secured by liens on and security interests in substantially all of our assets and those of the applicable guarantors, subject to the terms, conditions and exceptions set forth in the Exit ABL Credit Agreement and related documents.
The Exit ABL Credit Agreement contains customary affirmative and negative covenants for a facility of this type, including cash dominion, financial reporting requirements and limitations on indebtedness, liens, mergers, consolidations, liquidations and dissolutions, sales of assets, dividends and other restricted payments and investments. Key financial covenants include (i) a minimum excess availability requirement (not less than the greater of 10% of the Line Cap or $50.0 million for more than two consecutive business days) and (ii) a consolidated total net leverage ratio not to exceed 3.00 to 1.00, tested during periods when excess availability falls below the greater of 12.5% of the Line Cap or $60.0 million.
Takeback Loans
On the Plan Effective Date, in connection with the Plan, we borrowed $84,637,736.20 in aggregate principal amount of first lien senior secured term loans (the “Takeback Loans”) as a component of the Takeback Debt. The Takeback Loans were issued pursuant to a Senior Secured Credit Agreement, dated as of August 6, 2026 (the “Term Loan Credit Agreement”), among us, the guarantors party thereto, the lenders party thereto, Acquiom Agency Services LLC and Seaport Loan Products LLC, as co-administrative agents and Acquiom Agency Services LLC, as collateral agent.
The Takeback Loans mature on August 6, 2032, the sixth anniversary of the Plan Effective Date. The Takeback Loans bear interest at a rate per annum equal to, at our option, either (a) Term SOFR plus 6.09994% per annum or (b) the Alternate Base Rate plus 5.09994% per annum. The applicable margin is set such that the all-in rate (margin plus Term SOFR at the Plan Effective Date) equals 10.00%. Term SOFR is subject to a 2.00% floor.

The obligations under the Term Loan Credit Agreement are guaranteed by certain of our subsidiaries and secured by first priority liens on and security interests in substantially all of our assets and those of the applicable guarantors, subject to the terms, conditions and exceptions set forth in the Term Loan Credit Agreement and related documents. We may prepay the Takeback Loans at par, in whole or in part. Amounts repaid or prepaid may not be reborrowed.
The Term Loan Credit Agreement contains certain representations and warranties, events of default and various customary affirmative and negative covenants, including financial reporting requirements and limitations on indebtedness, liens, mergers, consolidations, liquidations and dissolutions, sales of assets, dividends and other restricted payments, investments and transactions with affiliates.
Takeback Notes
On the Plan Effective Date, in connection with the Plan, we issued $1,240,362,247 in aggregate principal amount of 10.000% First Lien Senior Secured Notes due 2032 (the “Takeback Notes” and, together with the Takeback Loans, the “Takeback Debt”) as a component of the Takeback Debt issued under the Plan. The Takeback Notes were issued pursuant to an indenture, dated as of August 6, 2026 (the “Takeback Notes Indenture”), among us, the guarantors party thereto and Wilmington Savings Fund Society, FSB, as trustee and notes collateral agent.
The Takeback Notes mature on August 6, 2032 and bear interest at a rate of 10.000% per annum, payable semi-annually in cash in arrears on August 15 and February 15 of each year, beginning on February 15, 2027. Interest on the Takeback Notes began accruing on August 6, 2026.
The Takeback Notes are guaranteed by certain of our subsidiaries and secured by first priority liens on and security interests in substantially all of our assets and those of the applicable guarantors, subject to the terms, conditions and exceptions set forth in the Takeback Notes Indenture and the related security documents.
We may redeem the Takeback Notes, in whole or in part, at any time at a redemption price equal to 100% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the redemption date. We are not required to make any mandatory redemption or sinking fund payments with respect to the Takeback Notes.
Upon the occurrence of specified kinds of change in control triggering events, we will be required to make an offer to repurchase all outstanding Takeback Notes at a purchase price equal to 100% of the principal amount plus accrued and unpaid interest, if any, to, but excluding, the repurchase date.
The Takeback Notes Indenture contains certain events of default and various customary affirmative and negative covenants, including, but not limited to, financial reporting requirements and limitations on certain restricted payments, distributions from subsidiaries, indebtedness, asset sales, affiliate transactions and liens.

SECURITIES ACT RESTRICTIONS ON RESALE OF COMMON STOCK
We cannot predict the effect, if any, future sales of shares of Common Stock, or the availability for future sale of shares of Common Stock, will have on the market price of shares of our Common Stock prevailing from time to time. The sale of substantial amounts of shares of our Common Stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of our Common Stock and could impair our future ability to raise capital through the sale of our equity or equity-related securities at a time and price that we deem appropriate.
Common Stock Issued in Reliance on Section 1145 of the Bankruptcy Code
On the Plan Effective Date, all 49,999,897 shares of Common Stock outstanding were issued pursuant to section 1145(a) of the Bankruptcy Code. Shares issued pursuant to section 1145(a) of the Bankruptcy Code are exempt from the registration requirements of the Securities Act and are generally freely transferable, without registration, by the recipients thereof that are not affiliates of the Company.
However, section 1145(b)(1) of the Bankruptcy Code provides that persons deemed to be “underwriters” under section 1145(b) of the Bankruptcy Code may not resell securities received under a plan of reorganization without registration under the Securities Act or an available exemption from registration. Under section 1145(b), a person is deemed to be an “underwriter” if such person:
(i)
purchases a claim against, an interest in or a claim for an administrative expense in the case concerning the debtor, with a view to distributing any security received in exchange for such claim or interest;

(ii)
offers to sell securities issued under a plan for the holders of such securities;

(iii)
offers to buy securities issued under a plan from the holders of such securities, if the offer to buy is with a view to distributing such securities and under an agreement made in connection with the Plan, the completion of the Plan or with the offer or sale of securities under the Plan; or

(iv)
is an “affiliate” of the issuer, as defined in Rule 144(a)(1) under the Securities Act.

To the extent a person is deemed to be an “underwriter,” resales by such person would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law. Those persons would, however, be permitted to sell our Common Stock or other securities without registration if they are able to comply with the provisions of Rule 144 under the Securities Act (“Rule 144”), as described further below.
Rule 144
To the extent that persons who received shares of Common Stock under the Plan are deemed to be “affiliates” of the Company (as defined in Rule 144(a)(1) under the Securities Act), the shares of Common Stock held by such persons constitute “control securities” for purposes of Rule 144. While such shares are not “restricted securities” (because they were issued in reliance on section 1145(a)), resales by affiliates are nonetheless subject to the volume limitations, manner-of-sale requirements, current public information requirements and notice requirements of Rule 144, unless such shares are sold pursuant to an effective registration statement or another available exemption.
No shares of Common Stock issued under the Plan bear restrictive legends, and no shares issued under the Plan are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act.
Stock Options and Other Stock Awards
Shares of Common Stock that may be issued in the future under the Company’s management incentive plan are expected to be issued in reliance on section 4(a)(2) of the Securities Act, Regulation D promulgated thereunder and/or Rule 701. Such shares, when issued, will be considered “restricted securities” and may not be transferred except pursuant to an effective registration statement (including Form S-8, when filed) or an available exemption from registration.

Registration Rights Agreement
On the Plan Effective Date, we entered into the Registration Rights Agreement with certain of our stockholders who had received shares of Common Stock pursuant to the Plan. The Registration Rights Agreement requires us to use commercially reasonable efforts to register all shares of Common Stock held by certain of our stockholders (as defined therein) as of the Plan Effective Date that (i) were not issued pursuant to section 1145(a) of the Bankruptcy Code in accordance with the effectiveness of the Plan and therefore constitute “restricted securities” or (ii) constitute “control securities” for the purposes of Rule 144, and, in each case, any additional securities that may be issued or distributed or be issuable in respect of any such Registrable Securities by way of conversion, dividend, stock split, distribution or exchange, merger, consolidation, exchange, recapitalization or reclassification or similar transactions (the “Registrable Securities”); provided that such securities shall cease to be Registrable Securities on the first date that (i) the Commission has declared a Registration Statement covering such securities effective and such securities have been disposed of pursuant to such effective Registration Statement, (ii) such securities are disposed of pursuant to Rule 144 or (iii) such securities become eligible for sale by the applicable Holder without registration and without time restrictions, volume restrictions, manner-of-sale restrictions or a current public information or notice requirement under Rule 144, and in each case, any and all Securities Act restrictive legends or designations associated with such securities have been removed.
Such Registrable Securities shall be registered on a shelf registration statement on Form S-1 for offerings on a delayed or continuous basis pursuant to Rule 415, and to convert such registration statement to a registration statement on Form S-3 as soon as we become eligible to use Form S-3. We are filing the registration statement of which this prospectus forms a part pursuant to the Registration Rights Agreement.

BENEFICIAL OWNERSHIP OF SECURITIES
The following table sets forth information concerning shares of our Common Stock beneficially owned by (i) each person or entity known by us to own more than five percent of the outstanding shares of our Common Stock, (ii) each of our directors and executive officers and (iii) all of our current directors and executive officers as a group.
Unless otherwise indicated, the information with respect to beneficial ownership is given as of August 6, 2026, and, in the case of percentage ownership information, is based upon 49,999,897 shares of Common Stock outstanding on that date. We have determined beneficial ownership in accordance with the rules of the SEC. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all securities that they beneficially own, subject to community property laws where applicable.
Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percent of Class
Strategic Value Partners, LLC, 100 W. Putnam Avenue, Greenwich, CT 06830	13,121,773	26.2%
Silver Point Capital, L.P., Two Greenwich Plaza, Greenwich, CT 06830	8,671,038	17.3%
GoldenTree Asset Management LP, 300 Park Avenue, New York, NY 10022	10,991,951	22.0%
Oaktree Capital Management, L.P., 333 S. Grand Avenue, Los Angeles, CA 90071	7,210,901	14.4%
Security Ownership of Management
The following table sets forth information with respect to the beneficial ownership of shares of Common Stock by (i) each of our directors and named executive officers and (ii) all of our current directors and executive officers as a group. The information is given as of August 6, 2026, and, in the case of percentage ownership information, is based upon 49,999,897 shares of Common Stock outstanding on that date.
Name	Title	Shares of Common Stock Beneficially Owned	Percent of Class
Michael George	Interim Chief Executive Officer and Chair of the Board		*
Bill Wafford	Chief Financial Officer and Chief Administrative Officer		*
Eve DelSoldo	Executive Vice President and General Counsel		*
Mike Fitzharris	President, QVC Brand and Chief Operations Officer		*
Aidan O’Meara	President, QVC Group International		*
David Charles Boone	Director		*
Nicolas Le Bourgeois	Director		*
Jason Lee Horowitz	Director		*
James A. Marcum	Director		*
Ann Mather	Director		*

Name	Title	Shares of Common Stock Beneficially Owned	Percent of Class
Richard Andrew Mayfield	Director		*
Jonathan Seth Zinman	Director		*
All current directors and executive officers as a group (12 persons)			*

*
Each such individual beneficially owns zero shares of Common Stock as of September 11, 2026.

The business address of each of the directors and executive officers listed above is c/o QVC Group, Inc., 1200 Wilson Drive, West Chester, Pennsylvania 19380.

EXECUTIVE COMPENSATION
The following executive compensation disclosure is derived from the Annual Report on Form 10-K/A (Amendment No. 1) for the fiscal year ended December 31, 2025, filed with the SEC on April 30, 2026 by Old QVC Group. Old QVC Group was the former parent company of QVC, Inc. (now QVC Group, Inc., the registrant). Although Old QVC Group is a separate legal entity from the registrant, the executive officers identified below served in the capacities shown at Old QVC Group and QVC, Inc. during 2025. Except as described below, they continue to serve as executive officers of QVC Group, Inc. following emergence from the Chapter 11 Cases. David Rawlinson II served as President and Chief Executive Officer through the Plan Effective Date and stepped down from those positions and from the Board effective as of the Plan Effective Date. In connection with his departure, Mr. Rawlinson entered into a Confidential Separation and General Release Agreement in substantially the form filed with his previously disclosed employment agreement. Pursuant to the separation agreement, in consideration for Mr. Rawlinson’s execution and non-revocation of a release of claims and his continued compliance with his existing restrictive covenants, Mr. Rawlinson is entitled to receive severance payments and benefits in accordance with the existing terms of his previously disclosed employment agreement and certain other agreements with the Company, as well as reimbursement of certain expenses and continuation of certain benefits. See “Executive Compensation Arrangements — David Rawlinson II — Termination Payments and Benefits” below for a description of Mr. Rawlinson’s severance entitlements. Michael George was appointed Interim Chief Executive Officer effective as of the Plan Effective Date and serves as Chair of the Board. Additionally, Stacy Bowe and Alex Wellen each stepped down from their positions as President, HSN Brand and US Merchandising and President and Chief Growth Officer, respectively, effective as of September 4, 2026. The compensation disclosed below was paid by Old QVC Group or its subsidiaries, including QVC, Inc., during 2025. Unless context otherwise requires, references to “our company,” “we,” “our,” “us,” “our Board of Directors” and “our compensation committee” in the Compensation Discussion and Analysis and related sections below refer to Old QVC Group and its board of directors and committees during the periods discussed and do not refer to QVC Group, Inc. (f/k/a QVC, Inc.), the registrant, or its post-emergence Board and committees. Following emergence, the Company’s new Board of Directors and compensation committee are responsible for establishing the compensation programs for the Company’s executive officers on a go-forward basis.
Named Executive Officers
For the fiscal year ended December 31, 2025, the named executive officers were:
•
David Rawlinson II, President and Chief Executive Officer

•
Bill Wafford, Chief Financial Officer and Chief Administrative Officer

•
Brian J. Wendling, Former Chief Accounting Officer and Former Principal Financial Officer (stepped down effective March 31, 2025)

•
Stacy Bowe, President, HSN Brand and US Merchandising

•
Mike Fitzharris, President, QVC Brand and Chief Operations Officer

•
Alex Wellen, President and Chief Growth Officer

Each of the foregoing officers (other than Ms. Bowe and Messrs. Rawlinson, Wendling and Wellen) continues to serve in the same or substantially similar capacity at QVC Group, Inc. following emergence. Messrs. Rawlinson and Wellen and Ms. Bowe stepped down from their respective positions and from the Board (in the case of Mr. Rawlinson) effective as of the Plan Effective Date. Michael George was appointed Interim Chief Executive Officer and Chair of the Board effective as of the Plan Effective Date.
Special Note Regarding Chapter 11 Cases
As previously disclosed in Old QVC Group’s 2025 Form 10-K and as discussed below, Old QVC Group and certain of its subsidiaries initiated voluntary Chapter 11 proceedings. Pursuant to the Plan, all of Old QVC Group’s outstanding capital stock and outstanding equity awards were cancelled for no value. As described below under “Executive Compensation — Compensation Discussion and Analysis — Elements of 2025 Executive Compensation — 2025 Bonuses — Special Bonus Awards,” in August 2025, and in

connection with the comprehensive review of Old QVC Group’s compensation programs and the implementation of a revised compensation structure for Old QVC Group’s senior executives, Old QVC Group paid Special Bonuses (as defined below) to Messrs. Rawlinson, Wafford, Fitzharris and Wellen and Ms. Bowe in exchange for the waiver of all participation in any annual bonus program established by Old QVC Group or any of its affiliates for the 2025 and 2026 calendar years and all rights to receive any equity-based compensation for the calendar years 2025 and 2026. Old QVC Group has noted such forfeitures where applicable in the disclosure that follows.
The information set forth below is presented in accordance with applicable SEC rules and regulations, and thus primarily discusses compensation paid to the named executive officers in 2025 (and in certain prior periods, as applicable). Therefore, it does not give effect to the ultimate impact of the Chapter 11 Cases on any form of compensation received by the named executive officers. Applicable SEC rules and regulations do not permit us to reflect the impact of the Special Bonus and the impact of emergence from the Chapter 11 Cases in the “Summary Compensation Table” below in a way that our compensation committee of our Board of Directors believes reflects our compensation philosophy and compensation outcomes.
For additional details on the Special Bonuses and compensation elements forfeited, please see “Executive Compensation — Compensation Discussion and Analysis — Elements of 2025 Executive Compensation — 2025 Bonuses — Special Bonus Awards” below.
Compensation Discussion and Analysis
Compensation Overview
Our compensation committee of our Board of Directors has responsibility for establishing, implementing and regularly monitoring adherence to our compensation philosophy. Our compensation philosophy seeks to align the interests of the named executive officers with those of our stockholders while also offering retention in the face of recent stock price volatility, share availability limitations and, in 2025 and 2026, liability management exercises undertaken by our Board, which ultimately resulted in the initiation of Chapter 11 Cases, with the ultimate goal of appropriately motivating our executives to increase long-term stockholder value. In 2025, the compensation committee also took action to provide additional retention through the use of cash-based awards, which was also necessary in light of the expiration of the QVC Group, Inc. 2020 Omnibus Incentive Plan (the “2020 Incentive Plan”) and liability management exercises undertaken by our company.
Our compensation committee seeks to approve a compensation package for each named executive officer that is commensurate with the responsibilities and proven or expected performance of that executive and that is competitive relative to the compensation packages paid to similarly situated executives in other companies. Our compensation committee believes that our compensation packages should assist our company in attracting and retaining key executives critical to our long-term success.
Our feedback from stockholders on this pay philosophy has been positive. At our 2025 annual meeting, stockholders representing a majority of the aggregate voting power of our company present and entitled to vote on our say-on-pay proposal voted in favor of, on an advisory basis, our executive compensation disclosed in our proxy statement for the 2025 annual meeting. When we initially set our executive compensation in early 2025, no material changes were implemented to our executive compensation program as a result of this vote. However, as discussed below, in the third quarter of 2025, our Board of Directors and our compensation committee, with the advice of their independent compensation consultant and legal advisors, conducted a comprehensive review of our company’s compensation programs and, as a result of this review, our Board of Directors and our compensation committee determined that the historic compensation structure and related performance metrics would benefit from certain changes designed to improve effectiveness of such programs in motivating, incentivizing and retaining our company’s workforce, including our named executive officers (other than Mr. Wendling). To that end, in August 2025, our Board of Directors and our compensation committee implemented a new element of compensation for our company’s senior executives, including our named executive officers (other than Mr. Wendling), as described below. At our 2023 annual stockholder meeting, stockholders elected to hold a say-on-pay vote every year and our Board of Directors adopted this as the frequency at which future say-on-pay votes would be held for Old QVC Group.

Services Agreement
In September 2011, we entered into a services agreement with our former subsidiary, which agreement was assumed in January 2013 by its former subsidiary, then-known as Liberty Spinco, Inc. (currently known as Liberty Media), and which was amended in December 2019 (the “amended services agreement”). During 2025, Liberty Media and our company began transitioning various general and administrative services provided by Liberty Media under the amended services agreement to the management of our company. As part of this transition, effective March 31, 2025, Mr. Wendling stepped down from his executive officer position.
Although the amended services agreement remains in place, the services provided thereunder have been significantly reduced. During 2025, pursuant to the amended services agreement, we paid Liberty Media a service fee for the provision of services of Liberty Media’s employees, including Mr. Wendling. Historically, we reimbursed Liberty Media for the portion of base salary and certain other compensation Liberty Media paid to Mr. Wendling and certain of our other employees that was allocable to us for the estimated time spent by each such employee related to our company. For Mr. Wendling, the salaries and certain perquisite information included in the 2024 and 2023 years in the “Summary Compensation Table” include the portion of the compensation allocable to our company and for which we reimbursed Liberty Media and do not include the portion of the compensation allocable to Liberty Media or any of the other companies also party to services agreements with Liberty Media.
None of our other named executive officers provide services under the amended services agreement and, therefore, their compensation is paid by our company; no portion of their compensation was paid by Liberty Media.
Role of Independent Compensation Consultant
As described in “Executive Compensation — Compensation Discussion and Analysis — Compensation Overview” above, in the third quarter of 2025, our company, in consultation with management and our compensation committee, engaged an independent compensation consultant (“WTW”) to conduct a comprehensive review of our company’s compensation programs. WTW had previously been engaged by our management to serve as our company’s benefits administrator. In 2025, total fees paid to WTW were $1,599,109. The fees included $266,300 related to compensation consulting and $1,113,378 related to WTW’s role as our company’s benefits administrator. The remainder of the fees related to various non-compensation consulting projects associated with WTW’s role as benefits administrator. WTW considered common compensation structures of distressed companies, including the types of compensation paid (such as cash compensation versus equity-based compensation) and, for incentive-based compensation, the length of time over which such compensation is paid or earned and, where available, the performance metrics associated with such incentives. The companies included in this review were:
Executive Retention Practices
Rite Aid Corporation	J.C. Penney Company, Inc.	The Hertz Corporation
Chesapeake Energy Corporation	McDermott International, Inc.	Frontier Communications Corp.
Bed Bath & Beyond, Inc.	Spirit Airlines, Inc.	Neiman Marcus Group LTD LLC
Big Lots, Inc.	Gol Linhas Aéreas Inteligentes S.A.	Ascena Retail Group, Inc.
Diebold Holding Company, Inc.	Vertex Energy, Inc.	Garrett Motion Inc.
Pre-Paid Executive Incentive Performance Metrics
Akorn, Inc.	Chesapeake Energy Corporation	Gulfport Energy Corporation
Libbey Inc.	Noble Corporation plc	Oasis Petroleum Inc.
Teligent, Inc.	Chaparral Energy, Inc. (rebranded as Canvas Energy, Inc. post emergence from restructuring)	Denbury Resources Inc.
Endo International plc	J.C. Penney Company, Inc.	Washington Prime Group, Inc.

In addition, for Mr. Rawlinson, WTW reviewed chief executive officer total compensation at companies that filed for Chapter 11 protection:
Envision Healthcare	Intelsat S.A.	Toys “R” Us Inc.
JCPenney Company, Inc.	Chesapeake Energy Corporation	McDermott International, Inc.
Mallinckrodt plc	Avaya Inc. (2017)	Endo International plc
Frontier Communications Corporation	iHeartMedia	Whiting Petroleum Corporation
Avaya Inc. (2022)
WTW also benchmarked the compensation of our company’s executives against our normal peer group of publicly traded companies:
Abercrombie & Fitch Co.	Bath & Body Works, Inc.	Burlington Stores, Inc.
Chewy, Inc.	DICK’s Sporting Goods, Inc.	Etsy, Inc.
Foot Locker, Inc.	IAC Inc.	iHeartMedia, Inc.
Kohl’s Corporation	Macy’s, Inc.	Nexstar Media Group, Inc.
Pinterest, Inc.	PVH Corp.	Sally Beauty Holdings, Inc.
Signet Jewelers Limited	The Gap, Inc.	Urban Outfitters, Inc.
V.F. Corporation	Wayfair, Inc.
Where such normal peer companies did not have publicly disclosed compensation for executives similarly situated to our executives, WTW reviewed survey benchmark data.
As a result of this review, our Board of Directors and our compensation committee determined that the historic compensation structure and related performance metrics would benefit from certain changes designed to improve effectiveness of such programs in motivating and incentivizing our company’s workforce, including our named executive officers (other than Mr. Wendling). To that end, in August 2025, our Board of Directors and our compensation committee implemented a new element of compensation for our company’s senior executives, including our named executive officers (other than Mr. Wendling), as described in “Executive Compensation — Compensation Discussion and Analysis — Elements of 2025 Executive Compensation — 2025 Bonuses — Special Bonus Awards” below.
Setting Executive Compensation
In making its compensation decision for each named executive officer, our compensation committee considers the following:
•
each element of the named executive officer’s compensation, including salary, performance-based bonus, long-term incentive compensation, perquisites and other personal benefits;

•
the retention of key talent in light of liability management options under consideration by the Board in 2025;

•
the financial performance of our company compared to internal forecasts and budgets;

•
the scope of the named executive officer’s responsibilities;

•
the competitive nature of the compensation packages offered based on general industry knowledge of the retail and commerce industries and periodic use of survey information provided by Meridian and WTW; and

•
the performance of the group reporting to the named executive officer.

Prior to the time when various general and administrative services provided by Liberty Media were transitioned to our company, when setting compensation, our compensation committee considered the recommendations obtained from Mr. Rawlinson as to all elements of the compensation packages of Messrs. Wafford’s, Fitzharris’ and Wellen’s and Ms. Bowe’s compensation. To make these recommendations, Mr. Rawlinson evaluated the performance and contributions of each such named executive officer. He also considered whether the pay packages afforded to such named executive officers were competitive and were aligned internally and evaluated the named executive officer’s performance against individual, department and corporate goals. Following the transition of such general and administrative services, and in connection with compensation elements put in place since, our compensation committee has determined the compensation packages of all of our named executive officers.
On February 27, 2025, we entered into a new employment agreement with Mr. Rawlinson (the “2025 Rawlinson Employment Agreement”). Prior to our compensation committee’s approval of the 2025 Rawlinson Employment Agreement, our compensation committee reviewed relevant comparable chief executive officer cash and equity compensation components as a reference point for the proposed new compensation arrangements and considered the recommendation of our compensation committee, with respect to Mr. Rawlinson’s annual compensation package, which had been structured giving consideration to components of cash and equity compensation paid to chief executive officers of comparable retailers and e-commerce companies. Based on this review, our compensation committee determined to confirm and approve the proposed arrangements. Prior to our compensation committee’s approval of the 2025 Rawlinson Employment Agreement, our compensation committee engaged Meridian, an independent and experienced compensation consultant, to assist in determining Mr. Rawlinson’s compensation package for the term of the 2025 Rawlinson Employment Agreement. See “Executive Compensation Arrangements — David Rawlinson II” below for a description of the Rawlinson Employment Agreement.
Elements of 2025 Executive Compensation
For 2025, the principal components of compensation for the named executive officers (other than Mr. Wendling) were:
•
base salary;

•
a Special Bonus (as defined below) that vests subject to service-based and performance-based conditions;

•
for Mr. Rawlinson, a performance-based cash award, a portion of which Mr. Rawlinson waived in connection with the payment of the Special Bonus;

•
for Messrs. Rawlinson and Wellen, a cash-based retention and sign-on bonus award, respectively;

•
a performance-based bonus, payable in cash, and time-based restricted stock units, each of which our named executive officers waived in connection with the payment of the Special Bonus; and

•
limited perquisites and other personal benefits.

Base Salary
Historically, base salary has been a relatively smaller portion of each named executive officer’s overall compensation package, allowing for a greater portion to be performance- or incentive-based, thereby aligning the interests of our executives more closely with those of our stockholders. The base salaries of the named executive officers are reviewed on an annual basis (other than Messrs. Rawlinson’s, which is set by the terms of his employment agreement), as well as at the time of any change in responsibilities. Typically, after establishing a named executive officer’s base salary, salary increases are limited to market adjustments, adjustments based on changes in the scope of the named executive officer’s responsibilities, and adjustments to align the named executive officer’s salary level with those of our other named executive officers.
After completion of the annual review in the first quarter of 2025, the 2024 base salaries of Messrs. Wafford and Fitzharris and Ms. Bowe were increased by 6.25%, 3% and 3%, respectively, reflecting an increase in responsibilities and a market adjustment, along with an alignment based on market analysis of comparable positions. For 2025, Mr. Rawlinson’s base salary was $1,750,000 per the terms of the 2025 Rawlinson Employment Agreement and, because Mr. Wellen commenced employment in 2025 after annual base salary amounts were determined, Mr. Wellen’s base salary was $760,000 per the terms of the Wellen Employment Agreement (as defined below).

2025 Bonuses
Performance-Based Bonus Awards
Pursuant to the 2025 Rawlinson Employment Agreement, Mr. Rawlinson was eligible for a performance-based bonus in 2025 with a target value equal to 200% of his base salary and a maximum value equal to 300% of his base salary, which was to be based equally upon the company’s Revenue, Free Cash Flow and OIBDA.
Our other named executive officers were eligible for performance-based bonuses in 2025 that could be earned based on Adjusted OIBDA targets and each with a target amount equal to 60% of their respective base salaries and with a minimum payout of 50% of target.
In connection with the Special Bonus paid to each of our named executive officers in August 2025, each named executive officer agreed to waive any and all participation in the 2025 annual bonus program.
CEO Retention and Wellen Sign-On Bonuses
In connection with entering into the 2025 Rawlinson Employment Agreement, Mr. Rawlinson received a retention bonus of $2,250,000, which will be subject to repayment on a pro-rated, after-tax basis in the event Mr. Rawlinson is terminated for cause or terminates his employment without good reason (each as defined in the 2025 Rawlinson Employment Agreement), in either case, prior to the end of the Initial Term (as defined in “Executive Compensation Arrangements — David Rawlinson II” below).
In connection with the commencement of Mr. Wellen’s employment and entry into the Wellen Employment Agreement (as defined in “Executive Compensation Arrangements — Other Named Executive Officer Employment Agreements” below), Mr. Wellen received a sign-on bonus of $300,000. Mr. Wellen’s sign-on bonus was scheduled to be paid in two installments: $200,000 within thirty days of Mr. Wellen’s start date and $100,000 on or around the first regular payroll date following the twelve (12)-month anniversary of Mr. Wellen’s start date. However, our company and Mr. Wellen subsequently mutually agreed that the full sign-on bonus would be paid in 2025. The tranches of Mr. Wellen’s sign-on bonus will be subject to repayment on a pro-rated basis in the event Mr. Wellen voluntarily resigns or is terminated by the company for cause (as defined in the Wellen Employment Agreement) prior to the first and second anniversaries, respectively, of Mr. Wellen’s start date.
Other Named Executive Officer Retention Awards
In March 2025, our company granted Messrs. Wafford and Fitzharris and Ms. Bowe retention bonuses that were scheduled to vest on January 5, 2026, subject to their continued employment through such date, in the following amounts: Mr. Wafford — $1,000,000; Mr. Fitzharris — $1,000,000; Ms. Bowe — $685,000. In connection with the Special Bonus paid to each of these named executive officers in August 2025, each such named executive officer agreed to forfeit their retention award.
Special Bonus Awards
In August 2025, in connection with a comprehensive review of compensation programs and the implementation of a revised compensation structure, Old QVC Group paid each named executive officer (other than Mr. Wendling) a Special Bonus in exchange for the waiver of all participation in annual bonus programs for the 2025 and 2026 calendar years and all rights to receive equity-based compensation for such periods. As described in “Executive Compensation — Compensation Discussion and Analysis — Elements of 2025 Executive Compensation — 2025 Bonuses — Performance-Based Bonus Awards” above and “Executive Compensation — Compensation Discussion and Analysis — Incentive Compensation — 2025 Equity Awards” below, as a result of the receipt of the Special Bonuses, the named executive officers’ 2025 performance-based bonuses established in March 2025, the 2025 Rawlinson Term RSUs, the 2025 Multiyear RSUs, the 2025 Wellen Sign-On RSUs and a portion of the Rawlinson Performance Award were forfeited. The Special Bonuses were comprised of a retention component, subject to continued employment through specified dates, and a performance component, subject to achievement of specified performance goals. The Special Bonus amounts were as follows:

Name	Total Special Bonus	Retention Component	Performance Component
David Rawlinson II	$15,750,000	$13,650,000	$2,100,000
Bill Wafford	$5,913,750	$5,213,750	$700,000
Stacy Bowe	$2,960,399	$2,694,936	$265,463
Mike Fitzharris	$3,589,240	$3,287,162	$302,078
Alex Wellen	$2,951,000	$2,665,050	$285,950
The performance component may be earned based on five specified goals, including the year-end customer count for fiscal 2026, the Company’s Adjusted OIBDA for fiscal 2026, the date of emergence from the Chapter 11 Cases, a reduction in fixed costs and the amount of proceeds from certain property sales.
				Retention Component Vesting
Name	January 5, 2026	March 15, 2026	March 31, 2026	Earlier of the Emergence Date or February 15, 2027	February 15, 2027	March 15, 2027
David Rawlinson	$—	$—	$—	$9,900,000	$3,750,000	$—
Bill Wafford	$1,000,000	$—	$913,750	$3,300,000	$—	$—
Stacy Bowe	$685,000	$—	$758,466	$1,251,470	$—	$—
Mike Fitzharris	$1,000,000	$—	$863,080	$1,424,082	$—	$—
Alex Wellen	$—	$250,000	$817,000	$1,348,050	$—	$250,000
As described above, following the payment of the Special Bonuses in August 2025, we initiated voluntary Chapter 11 proceedings in April 2026. Pursuant to the plan of reorganization filed in connection with such proceedings and approved in connection with emergence from those proceedings, all of our company’s outstanding capital stock and outstanding equity awards were cancelled for no value. The chart below summarizes the compensation elements that are reported in the “Stock Awards” column of the Summary Compensation Table (that is, the equity-based awards or the Rawlinson Performance Award, which is accounted for in a similar manner) that were forfeited by each named executive officer in exchange for the Special Bonus or that were cancelled for no value in the Chapter 11 proceedings.
Name	Award	Grant Date Fair Value of Award Reported in Summary Compensation Table	Grant Date Fair Value of Award Remaining After Forfeiture and/or Impact of Chapter 11 Cases
David Rawlinson II	2025 Rawlinson Term RSUs	$4,540,540	$0
	Rawlinson Performance Award	$15,000,000	$0
	Total:	$19,540,540	$0
Bill Wafford	2025 Multiyear RSUs	$774,162	$0
	Total:	$774,162	$0
Stacy Bowe	2025 Multiyear RSUs	$662,876	$0
	Total:	$662,876	$0
Mike Fitzharris	2025 Multiyear RSUs	$754,306	$0
	Total:	$754,306	$0
Alex Wellen	2025 Multiyear RSUs	$636,750	$0
	2025 Wellen Sign-On RSUs	$270,270	$0
	Total:	$907,020	$0
After giving effect to the forfeitures described above, the total compensation that would have been reported for each of Messrs. Rawlinson, Wafford, Fitzharris and Wellen and Ms. Bowe in the Summary

Compensation Table with respect to 2025, had SEC rules permitted the removal of the grant date fair value of awards that were forfeited or that were cancelled for no value in the Chapter 11 proceedings, would have been as follows:
David Rawlinson II	$10,865,867
Bill Wafford	$3,692,208
Stacy Bowe	$1,919,020
Mike Fitzharris	$2,223,642
Alex Wellen	$2,249,755
In addition, as described above, the named executive officers also agreed to waive all participation in any annual bonus program established by our company or any of its affiliates for the 2025 and 2026 calendar years and all rights to receive any equity-based compensation for the calendar year 2026. Messrs. Wafford and Fitzharris and Ms. Bowe also agreed to waive the right to receive previously granted retention bonuses. In accordance with SEC rules, none of these amounts have been reported in the Summary Compensation Table. The chart below summarizes the target amount of the named executive officers’ 2025 annual bonus they agreed to waive, which are described in the “Grants of Plan-Based Awards” table below, and which were forfeited by each named executive officer in exchange for the Special Bonus.
David Rawlinson II	$3,500,000
Bill Wafford	$505,151
Stacy Bowe	$421,540
Mike Fitzharris	$479,451
Alex Wellen	$362,301
Incentive Compensation
Before its expiration on May 21, 2025, the 2020 Incentive Plan provided for the grant of a variety of incentive awards, including non-qualified stock options (“stock options” or “options”), restricted shares, restricted stock units (“RSUs”), stock appreciation rights (“SARs”) and performance awards (including cash-based awards). Subject to share availability considerations, our compensation committee granted stock-based incentive awards, most recently RSUs, performance awards and options.
2025 Equity Awards
Equity Awards Granted in March 2025 and Forfeited in Connection with Payment of Special Bonuses.   In March 2025, our company granted Mr. Rawlinson RSUs pursuant to the 2025 Rawlinson Employment Agreement (the “2025 Rawlinson Term RSUs”), which were scheduled to vest in three substantially equal installments on each of December 10, 2025, December 10, 2026 and December 10, 2027, and granted cash-settled RSUs to our other named executive officers (the “2025 Multiyear RSUs” and the “2025 Wellen Sign-On RSUs”), which represented the right to receive a cash payment equal to the product of the fair market value of a QVCGA share as of vesting, subject to a minimum per share amount of $0.18 and a maximum per share amount of $0.74 (which amounts represent pre-reverse-stock-split prices), multiplied by the number of cash-settled RSUs that vest. Each of Messrs. Wafford, Fitzharris and Wellen and Ms. Bowe received the 2025 Multiyear RSUs, which were scheduled to vest in three substantially equal installments on each of March 15, 2026, March 15, 2027 and March 15, 2028, and Mr. Wellen also received the 2025 Wellen Sign-On RSUs, which were scheduled to vest 50% on each of March 15, 2026 and March 15, 2027. In connection with the Special Bonus paid to each of our named executive officers in August 2025, the 2025 Rawlinson Term RSUs, 2025 Multiyear RSUs and 2025 Wellen Sign-On RSUs were forfeited.
QVC CEO Performance Award.   Pursuant to the 2025 Rawlinson Employment Agreement, Mr. Rawlinson was granted a long-term cash award with a target grant date value equal to $15 million (the “Rawlinson Performance Award”), which vests in three equal tranches each having a target value of $5 million. Vesting of the Rawlinson Performance Award, which can be earned between 50% and 200% of target (with each tranche vesting in a minimum vesting amount of $2.5 million but not more than $10 million), will be subject to the performance of the QVCGA stock price over three individual performance periods, by reference to the change in the QVCGA stock price from the beginning of the period through the end of the period, and Mr. Rawlinson remaining employed by our company or a subsidiary through the date the level of achievement of the applicable performance metrics are determined (the “determination date”).
The “first performance period” was scheduled to begin on the day following the day earnings were released for the 2024 fiscal year and run through the end of the ten-day period that began (and included) the day following the day earnings were released for the 2025 fiscal year, with the “Starting Price” equal to $0.40 (which was later adjusted to reflect the impact of the reverse-stock-split) and the “Ending Price” equal to the average closing market price of a share of QVCGA during the ten (10)-day period beginning on the day following the earnings release for the 2025 fiscal year; the “second performance period” began at the end of the originally scheduled first performance period and will run through the end of the ten-day period that begins (and includes) the day following the day earnings are released for the 2026 fiscal year, with the Starting Price equal to the Ending Price for the first performance period and the Ending Price equal to the average closing market price of a share of QVCGA during the ten (10)-day period beginning on the day following the earnings release for the 2026 fiscal year; and the “third performance period” will begin at the end of the second performance period and run through the end of the ten-day period that begins (and includes) the day following the day earnings are released for the 2027 fiscal year, with the Starting price equal to the Ending Price for the second performance period and the Ending Price equal to the average closing market price of a share of QVCGA during the ten (10)-day period beginning on the day following the earnings release for the 2027 fiscal year.
The portion of each applicable tranche that vests will be as follows, with straight line interpolation between levels:
Ending Price as a Multiple of Starting Price	Percentage of Tranche That Will Vest
2x or more	200%
1.5x	150%
1x	100%
.75x	75%
Less than .5x	50%
In connection with the Special Bonus paid to Mr. Rawlinson in August 2025, Mr. Rawlinson agreed to forfeit the portion of the Rawlinson Performance Award that could be earned with respect to the first performance period and fifty percent (50%) of the Rawlinson Performance Award that could be earned with respect to the second performance period.
3.   Other Equity Awards that Vested in or Remained Outstanding During 2025
Multiyear Performance-Based RSUs.   In March 2023, Ms. Bowe and Mr. Fitzharris were granted cash-settled performance-based RSUs (the “2023 Performance-based RSUs”), which were divided into three tranches that could be earned based on our Adjusted OIBDA over the annual performance periods beginning and ending January 1, 2023 and December 31, 2023, January 1, 2024 and December 31, 2024 and January 1, 2025 and December 31, 2025, respectively. To the extent the Adjusted OIBDA goals were not achieved during the tranche’s applicable annual performance period, such tranche (and any prior tranches that had not yet been earned) could be earned to the extent Adjusted OIBDA goals were achieved for the subsequent annual performance period. No portion of the 2023 Performance-based RSUs were earned, and as a result, the 2023 Performance-based RSUs were forfeited pursuant to their terms.
In March 2024, Messrs. Fitzharris and Wafford and Ms. Bowe were granted cash-settled performance-based RSUs, which could have been earned based on our Adjusted OIBDA over the period beginning January 1, 2024 and ending December 31, 2024 and, to the extent earned, would have vested one-third on each of March 15, 2025, March 15, 2026 and March 15, 2027. Such Adjusted OIBDA goals were not met as of December 31, 2025 and, as a result, such performance-based RSUs were forfeited pursuant to their terms.

Multiyear Time-Based RSUs.   In March 2024, Messrs. Fitzharris and Wafford and Ms. Bowe were granted cash-settled RSUs with respect to QVCGA stock (the “2024 Multiyear RSUs”), which vested one-third on each of March 15, 2025 and March 15, 2026 and the remaining one-third will vest on March 15, 2027. See the “Outstanding Equity Awards at Fiscal Year-End” table below for more information about these multiyear time-based RSUs.
Sign-On RSUs.   In May 2023 and March 2024, Mr. Wafford and Ms. Bowe, respectively, were granted RSUs with respect to QVCGA (the “Wafford Sign-On RSUs” and the “Bowe Sign-On RSUs”, respectively) in connection with the entry into the Wafford Employment Agreement and the Bowe Employment Agreement (each as defined in “Executive Compensation Agreements — Other Named Executive Officer Employment Agreements” below). The Wafford Sign-On RSUs vested 33% on each of March 20, 2024 and March 20, 2025 and 34% on March 20, 2026 and the Bowe Sign-On RSUs vested 50% on each of March 5, 2025 and March 5, 2026. See the “Outstanding Equity Awards at Fiscal Year-End” table below for more information about the Wafford Sign-On RSUs and the Bowe Sign-On RSUs.
Multiyear Awards with Final Vesting Tranches in 2025.   Certain of our named executive officers were granted options to purchase, or RSUs with respect to, QVCGA, which vested over three or four years and for which the final vesting occurred in 2025. These awards include, for Ms. Bowe, a multiyear RSU award granted in 2022, the final 34% of which vested on December 8, 2025 and, for Mr. Fitzharris, (1) multiyear options granted in 2021, the final 12.5% of which vested on March 10, 2025, (2) multiyear RSUs granted in 2021, the final 25% of which vested on March 10, 2025 and (3) multiyear RSUs granted in 2022, the final 34% of which vested on March 10, 2025.
Perquisites and Personal Benefits
We provide limited perquisites and other personal benefits available to our executives (that are not otherwise available to all of our salaried employees). In 2025, we reimbursed Mr. Rawlinson $15,000 of legal fees incurred in connection with the execution of the 2025 Rawlinson Employment Agreement and we reimbursed Mr. Fitzharris for tax preparation assistance and taxes incurred as a result of this reimbursement.
Changes for 2026
On April 10, 2026, the Company amended and restated the employment agreements for our named executive officers (other than Mr. Wendling) and adopted an executive severance plan (as described below), in each case, to provide for market standard severance provisions, including enhanced change in control severance benefits, in accordance with recommendations and materials previously reviewed and approved by our Board of Directors and compensation committee. As amended and restated, the material terms of the employment agreements are unchanged from the prior employment agreements described in “Executive Compensation — Executive Compensation Arrangements” below, except as described herein.
In connection with the amendment and restatement of the employment agreements, and based on the compensation committee’s review of updated market compensation data, the target annual bonus percentages for Messrs. Fitzharris and Wafford were increased from 60% to 110% of base salary to bring total target cash compensation for each closer to competitive market levels.
The amended and restated employment agreements now also provide that all of our named executive officers (other than Mr. Wendling), in addition to terminations of employment without “cause”, will be eligible for severance benefits upon a resignation with “good reason” (as each such term is defined in the applicable amended and restated employment agreement, and each such termination referred to in this section as an “Involuntary Termination”), to the extent their original agreement did not already provide for severance benefits upon a resignation with “good reason.” Upon an Involuntary Termination outside of a Change in Control Period (as defined below) and subject to such named executive officer’s execution and non-revocation of a general release of claims and ongoing compliance with certain restrictive covenant obligations, the named executive officers (other than Mr. Rawlinson) will be eligible for the following severance benefits: (i) a severance payment equal to 1.5x the sum of the named executive officer’s base salary and target annual bonus; (ii) a pro-rata target annual bonus for the termination year (referred to in this section as the “Pro-Rata Bonus”); and (iii) continued participation for the Executive and their eligible dependents in the Company’s group health plan at the Company’s expense for up to 18 months (referred to in this section as the “COBRA Benefit”). In addition to the foregoing, Mr. Rawlinson, in addition to his existing severance entitlements and subject to the same terms and conditions thereof, will be entitled to receive a Pro-Rata Bonus and the COBRA Benefit. In addition, Mr. Rawlinson’s employment agreement was amended to provide that his term of employment, previously set to expire in December 2027 without automatic renewal, will now automatically renew for successive one-year periods unless either Mr. Rawlinson or our company provides notice of non-renewal prior to the applicable renewal date. If our company elects not to renew Mr. Rawlinson’s amended and restated employment agreement, he will be entitled to receive the severance benefits described above and below in connection with an Involuntary Termination. If Mr. Rawlinson elects not to renew his employment term, he will not be entitled to such severance benefits.
The amended and restated employment agreements also provide that, upon an Involuntary Termination occurring during the period that is three months prior to or 18 months following a Change in Control (as defined in the amended and restated employment agreements; provided that the emergence from the Chapter 11 Cases shall not constitute a Change in Control) (referred to in this section as the “Change in Control Period”), in lieu of the foregoing, the named executive officers will be eligible to receive the following severance benefits: (i) a severance payment equal to 2.0x (or 2.5x for Mr. Rawlinson) the sum of the named executive officer’s base salary and target annual bonus; (ii) a Pro-Rata Bonus; (iii) the COBRA Benefit and (iv) for Mr. Rawlinson only, payment of any earned but unpaid bonus for the prior year.
In addition to amending and restating employment agreements with the named executive officers, the Company adopted an executive severance plan, which provides employees with a title of vice president or higher with certain severance benefits based on such employee’s tenure with the Company at the time of termination and/or whether such termination occurs during a Change in Control Period.
Deductibility of Executive Compensation
In developing the 2025 compensation packages for the named executive officers, the deductibility of executive compensation under Section 162(m) of the Code was considered. That provision prohibits the deduction of compensation of more than $1 million paid to a “covered employee”, where a covered employee is any individual who serves as the Chief Executive Officer, Chief Financial Officer or qualifies as one of the other three most highly compensated executive officers in any year and, beginning in 2027 and any later year, any individual, other than those previously listed, who qualifies as one of the five most highly compensated employees, subject to certain exceptions. Following the enactment of the Tax Cuts and Jobs Act of 2017, beginning with the 2018 calendar year, an individual who is a covered employee will remain a covered employee (even if not serving in one of the enumerated positions in a subsequent calendar year) and there is no longer any exception for qualified performance-based compensation. Therefore, portions of the compensation we pay to the named executive officers may not be deductible due to the application of Section 162(m) of the Code. Our compensation committee believes that the lost deduction on compensation payable in excess of the $1 million limitation for the named executive officers is not material relative to the benefit of being able to attract and retain talented management.
Recoupment Provisions
In August 2023, the Board of Directors approved a policy for the recovery or erroneously awarded compensation, or “clawback” policy, applicable to executive officers. The policy implements the incentive-based compensation recovery provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 as required under the Nasdaq listing standards, and requires recovery of incentive-based compensation received by current or former executive officers during the three fiscal years preceding the date it is determined that our company is required to prepare an accounting restatement, including to correct an error that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. The amount required to be recovered is the excess of the amount of incentive-based compensation received over the amount that otherwise would have been received had it been determined based on the restated financial measure. In addition, our company has maintained its recoupment provisions whereby our company may require an executive to repay or return to our company any cash, stock or other incentive compensation (including proceeds from the disposition of shares received upon exercise of options or SARs). That right will arise if (1) a material restatement of any of our financial statements is required and (2) in the reasonable judgment of our compensation committee, (A) such restatement is due to material noncompliance with any financial reporting requirement under applicable securities laws and (B) such noncompliance is a result of misconduct on the part of the executive. In determining the amount of such repayment or return, our compensation committee may take into account, among other factors it deems relevant, the extent to which the market value of the applicable series of our common stock was affected by the errors giving rise to the restatement. Under these recoupment provisions, the cash, stock or other compensation that we may require the executive to repay or return must have been received by the executive during the 12-month period beginning on the date of the first public issuance or the filing with the SEC, whichever occurs earlier, of the financial statement requiring restatement, and the compensation required to be repaid or returned will include (1) cash or company stock received by the executive (A) upon the exercise during that 12-month period of any stock appreciation right held by the executive or (B) upon the payment during that 12-month period of any incentive compensation, the value of which is determined by reference to the value of company stock, and (2) any proceeds received by the executive from the disposition during that 12-month period of company stock received by the executive upon the exercise, vesting or payment during that 12-month period of any award of equity-based incentive compensation. Additionally, beginning in December 2020, we began including in new forms of equity-based award agreements a right, in favor of our company, to require the executive to repay or return to our company, upon a reasonable determination by our compensation committee that the executive breached the confidentiality obligations included in the agreement, all or any portion of the outstanding award, any shares received under awards during the 12-month period prior to any such breach or any time after such breach and any proceeds from the disposition of shares received under awards during the 12-month period prior to any such breach or any time after such breach.
Post-Emergence Compensation
Following emergence from the Chapter 11 Cases on August 6, 2026, the Company’s new Board of Directors and compensation committee have assumed responsibility for establishing executive compensation programs and, as required by the Bankruptcy Court, we anticipate that our Board of Directors will adopt a new management incentive plan, pursuant to which 5,555,555 shares of common stock will be reserved for issuance of equity incentive awards for employees, consultants and directors, including our named executive officers. The new management incentive plan will be administered by the compensation committee of our Board of Directors and we anticipate that it will provide for the grant of options, stock appreciation rights, restricted stock, restricted stock units, performance awards, other stock-based awards, cash awards, and substitute awards, as well as dividend equivalent rights in connection with eligible awards, intended to align the interests of service providers, including our named executive officers, with those of our stockholders. No equity awards have been granted under the new management incentive plan as of the date of this registration statement.
As discussed above, effective as of the Plan Effective Date, the Company appointed Michael George as Interim Chief Executive Officer. In connection with his appointment, Mr. George entered into a letter agreement with the Company (the “George Agreement”). Mr. George will serve as Interim Chief Executive Officer until a permanent Chief Executive Officer is appointed. In that capacity, Mr. George is eligible to receive an annual base salary of $1,500,000 and a target annual cash bonus equal to 100% of his base salary. Upon the appointment of a permanent Chief Executive Officer, Mr. George will transition to the role of Executive Chairman and will thereafter be eligible to receive an annual base salary of $750,000 and a target annual cash bonus equal to 67% of his base salary. The Company will also reimburse Mr. George for commuting and residence expenses in Philadelphia, Pennsylvania, up to $450,000 per calendar year.
As soon as practicable following the Plan Effective Date, Mr. George will receive an initial equity award with a target grant date value of $5,000,000, consisting of (i) $1,500,000 in service-vesting RSUs, (ii) $1,500,000 in performance-vesting RSUs tied to stock price goals of 1.25x – 1.75x the implied stock price as of the Plan Effective Date, and (iii) $2,000,000 in special performance-vesting RSUs tied to a 2.5x stock price goal. Each component vests in equal annual installments over three years, subject to continued service and, for the performance components, achievement of the applicable goals prior to the third anniversary of the Plan Effective Date. If a permanent Chief Executive Officer is appointed within six months of the Plan Effective Date, one-third of the service-vesting RSUs will be forfeited.
Upon a termination without cause, resignation for good reason, or death or disability, subject to a release of claims, Mr. George’s service-vesting RSUs will vest in full, the performance-vesting awards will remain outstanding and eligible to vest based on actual performance, and Mr. George will receive a prorated annual bonus. The full text of the George Agreement will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2026.
Summary Compensation Table
The following table sets forth the compensation paid to or earned by the named executive officers for the fiscal year ended December 31, 2025. Messrs. Wafford, Fitzharris and Wellen and Ms. Bowe became named executive officers for the first time in 2025; accordingly, prior-year compensation is not included.
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	All Other Comp. ($)	Total ($)
David Rawlinson II, President and CEO	2025	1,750,000	9,099,679	19,540,540	16,188	30,406,407
Bill Wafford, CFO and CAO	2025	841,918	2,849,340	774,162	950	4,466,370
Brian J. Wendling, Former CAO(3)	2025	—	—	—	—	—
Stacy Bowe, President, HSN Brand	2025	702,566	1,201,640	662,876	14,814	2,581,896
Mike Fitzharris, President, QVC Brand and COO	2025	799,086	1,409,948	754,306	14,608	2,977,948
Alex Wellen, President and CGO	2025	603,836	1,645,016	907,020	903	3,156,775

(1)
Includes the portion of Special Bonuses (described below) that would not be required to be repaid upon specified termination events. For Mr. Rawlinson, also includes a $2,250,000 retention bonus pursuant to his employment agreement. For Mr. Wellen, also includes a $300,000 sign-on bonus pursuant to his employment agreement.

(2)
Reflects the grant date fair value of equity awards computed in accordance with FASB ASC Topic 718. The equity awards reflected in this column were subsequently forfeited in connection with the payment of Special Bonuses and/or are anticipated to have been cancelled for no value in connection with the Chapter 11 Cases.

(3)
In 2025, Mr. Wendling’s compensation was paid by Liberty Media Corporation under an amended services agreement. No portion of his compensation was allocated to the Company in 2025.

Executive Compensation Arrangements
The below descriptions of our named executive officers’ employment agreements are descriptions of the terms of their employment agreements in effect in 2025. As described in “Executive Compensation — Compensation Discussion and Analysis — Changes for 2026” above, on April 10, 2026, our named executive officer’s employment agreements were amended and restated and an executive severance plan was adopted. The terms of these arrangements, as summarized above, apply on a move-forward basis and therefore will be described in more detail in next year’s proxy statement.
Employment Agreements
David Rawlinson II.   On February 27, 2025, Old QVC Group entered into an employment agreement with Mr. Rawlinson (the “2025 Rawlinson Employment Agreement”) providing for an annual base salary of $1,750,000 and an annual cash bonus target of 200% of base salary (maximum 300%). Mr. Rawlinson also received a $2,250,000 retention bonus, subject to pro-rated after-tax repayment upon specified early termination events. Mr. Rawlinson is subject to restrictive covenants during employment and for 18 months following termination (noncompetition and non-interference) and two years following termination (nonsolicitation).

Other Named Executive Officers.   Messrs. Wafford, Fitzharris and Wellen and Ms. Bowe are each party to employment agreements with QVC, Inc. (now QVC Group, Inc.) or its subsidiaries. These agreements provide for annual base salaries, eligibility for annual bonuses with target amounts equal to 60% of base salary (increased to 110% for Messrs. Wafford and Fitzharris effective April 10, 2026) and eligibility for discretionary long-term incentive awards with target grant values equal to 155% of base salary.
2026 Amendments.   On April 10, 2026, the employment agreements for all named executive officers (other than Mr. Wendling) were amended and restated and an executive severance plan was adopted. The amended arrangements provide for enhanced severance benefits upon involuntary termination, including (i) outside a change-in-control period, severance equal to 1.5 times base salary plus target annual bonus, a pro-rata target bonus and up to 18 months of company-paid COBRA coverage; and (ii) during a change-in-control period, severance equal to 2.0 times base salary plus target annual bonus (2.5 times for Mr. Rawlinson), a pro-rata target bonus and the COBRA benefit. The emergence from the Chapter 11 Cases does not constitute a “Change in Control” under the amended employment agreements.
Pay Ratio Information
We are providing the following information about the relationship of the median annual total compensation of our employees and the total compensation of Mr. Rawlinson, our chief executive officer on December 31, 2025, pursuant to the SEC’s pay ratio disclosure rules set forth in Item 402(u) of Regulation S-K. We believe our pay ratio is a reasonable estimate calculated in a manner consistent with the SEC’s pay ratio disclosure rules. However, because these rules provide flexibility in determining the methodology, assumptions and estimates used to determine pay ratios and the fact that workforce composition issues differ significantly between companies, our pay ratio may not be comparable to the pay ratios reported by other companies.
To identify our median employee, we first determined our employee population as of December 31, 2025, which consisted of employees located in the U.S., China, Germany, Italy, Japan, Poland and the United Kingdom, representing all full-time, part-time, seasonal and temporary employees employed by our company and our consolidated subsidiaries, QVC, Cornerstone Brands, Inc. and HSN, on that date. As is typical for a retail company, a significant portion of our employee population works in call centers, warehouses and distribution centers operated by our subsidiaries. Using information from our payroll records and Form W-2s (or its equivalent for non-U.S. employees), we then measured each employee’s gross wages for calendar year 2025, consisting of base salary, commissions, actual bonus payments, long-term incentive cash payments, if any, realized equity award value and taxable fringe benefits. We did not annualize the compensation of employees who were new hires or took a leave of absence in 2025.
Also, we did not annualize the compensation of our temporary or seasonal employees. In addition, we did not make any cost-of-living adjustments to the gross wages information.
Once we identified our median employee, we then determined the median employee’s total compensation, including any perquisites and other benefits, in the same manner that we determined the total compensation of our named executive officers for purposes of the Summary Compensation Table above.
The ratio of our chief executive officer’s total annual compensation to that of the median employee was as follows:
Chief Executive Officer Total Annual Compensation	$30,406,407
Median Employee Total Annual Compensation	$41,092
Ratio of Chief Executive Officer to Median Employee Total Annual Compensation	740:1
Grants of Plan-Based Awards
The following table contains information regarding plan-based incentive awards granted during the year ended December 31, 2025 to the named executive officers. The amounts included in the table are presented after giving effect to our May 2025 reverse-stock-split. While all named executive officers’ 2025 performance-based bonuses, the 2025 Rawlinson Term RSUs, the 2025 Multiyear RSUs, the 2025 Wellen Sign-On RSUs and a portion of the Rawlinson Performance award were forfeited in connection with the grant of the Special Bonuses, in accordance with SEC rules, the grant values must still be reflected in the table below. Mr. Wendling did not receive any equity grants in 2025.
Name	Grant Date	Estimated Future Payouts under Non-Equity Incentive Plan Awards			Estimated Future Payouts under Equity Incentive Plan Awards			All Other Stock Awards of Shares of Stock or Units (#)	All other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Number Value of Stock and Option Awards(1) ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
David Rawlinson II
Annual Bonus(2)		—	3,500,000	5,250,000	—	—	—	—	—	—	—
Performance Award(3)	03/04/2025	7,500,000	15,000,000	30,000,000	—	—	—	—	—	—	—
QVGCA	03/04/2025	—	—	—	—	—	—	324,324(4)	—	—	4,540,540
Bill Wafford
Annual Bonus(2)		252,576	505,151	1,010,302	—	—	—	—	—	—	—
QVGCA	03/14/2025	—	—	—	—	—	—	70,378(5)	—	—	774,162
Stacy Bowe
Annual Bonus(2)		210,770	421,540	843,080	—	—	—	—	—	—	—
QVGCA	03/14/2025	—	—	—	—	—	—	60,261(5)	—	—	662,876
Mike Fitzharris
Annual Bonus(2)		239,726	479,451	958,902	—	—	—	—	—	—	—
QVGCA	03/14/2025	—	—	—	—	—	—	68,573(5)	—	—	754,306
Alex Wellen
Annual Bonus(2)		181,151	362,301	724,602	—	—	—	—	—	—	—
QVGCA	03/17/2025	—	—	—	—	—	—	63,675(5)	—	—	636,750
QVGCA	03/17/2025	—	—	—	—	—	—	27,027(6)	—	—	270,270

(1)
Reflects the grant date fair value computed in accordance with FASB ASC Topic 718, but (pursuant to SEC regulations) without reduction for estimated forfeitures (which may differ from the intended grant date fair values).

(2)
For Messrs. Wafford, Fitzharris and Wellen and Ms. Bowe, the amounts in the Threshold column represent the minimum amount that would have been payable to each such named executive officer under the 2025 performance-based bonus program. The amounts in the Target column represent the target amount that would have been payable to each named executive officer upon satisfaction of the performance criteria under the 2025 performance-based bonus program. The amounts in the Maximum column represent the maximum amount that could have been payable to each named executive officer. As described in “Executive Compensation — Compensation Discussion and Analysis — Elements of 2025 Executive Compensation — 2025 Bonuses — Special Bonus Awards”, each named executive officer waived his or her right to receive his or her 2025 performance-based bonus.

(3)
The Rawlinson Performance Award was divided into three equal tranches, each having a target value of $5 million and eligible to be earned between 50% and 200% of target (i.e., with each tranche vesting in a minimum vesting amount of $2.5 million but not more than $10 million), subject to the performance of the QVCGA stock price over three individual performance periods. The amount in the Threshold column represents the threshold amount that would have been payable to Mr. Rawlinson assuming the performance goals for all three tranches were achieved at less than 50% of the target amount; the Target column represents the target amount that would have been payable to Mr. Rawlinson assuming the performance goals for all three tranches were achieved at 100% of the target amount; and the Maximum column represents the maximum amount that would have been payable to Mr. Rawlinson assuming the performance goals for all three tranches were achieved at 100% of the target amount. As described in “Executive Compensation — Compensation Discussion and Analysis — Elements of 2025 Executive Compensation — 2025 Bonuses — Special Bonus Awards”, Mr. Rawlinson waived his right to receive the first tranche and 50% of the second tranche of the Rawlinson Performance Award.

(4)
Reflects the 2025 Rawlinson Term RSUs, which were scheduled to vest one-third on each of December 10, 2025, December 10, 2026 and December 10, 2027. As described in “Executive Compensation — Compensation Discussion and Analysis — Elements of 2025 Executive Compensation — 2025 Bonuses — Special Bonus Awards”, the 2025 Rawlinson Term RSUs were forfeited.

(5)
Reflects the 2025 Multiyear RSUs, which were scheduled to vest one-third on each of March 15, 2026, March 15, 2027 and March 15, 2028. As described in “Executive Compensation — Compensation Discussion and Analysis — Elements of 2025 Executive Compensation — 2025 Bonuses — Special Bonus Awards”, the 2025 Multiyear RSUs were forfeited in connection with the grant of the Special Bonuses.

(6)
Reflects the 2025 Wellen Sign-On RSUs, which were scheduled to vest one-half on each of March 15, 2026 and March 15, 2027. As described in “Executive Compensation — Compensation Discussion and Analysis — Elements of 2025 Executive Compensation — 2025 Bonuses — Special Bonus Awards”, the 2025 Wellen Sign-On RSUs were forfeited in connection with the grant of the Special Bonuses.

Option Grant Practices
We do not grant options in anticipation of the release of material nonpublic information, and we do not time the release of material nonpublic information based on option grant dates or for the purpose of affecting the value of executive compensation. In addition, we do not take material nonpublic information into account when determining the timing and terms of such options.
Although we do not have a formal policy with respect to the timing of our option grants, our compensation committee has historically granted such options on a predetermined annual schedule. We did not make any option grants in 2025.
Outstanding Equity Awards at Fiscal Year-End
The following table contains information regarding unexercised options and unvested RSUs which were outstanding as of December 31, 2025 and held by the named executive officers (other than Mr. Wellen, who did not have any outstanding equity awards as of December 31, 2025). The amounts included in the table reflect the number of shares underlying the award and the exercise price, if applicable, following our reverse-stock-split.
	Option awards					Stock awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
David Rawlinson II
Option Award
QVCGA	26,663	—	—	449.00	08/18/2028	—	—	—	—
Bill Wafford
RSU Award
QVCGA	—	—	—	—	—	7,701(1)	80,552	—	—
QVCGA	—	—	—	—	—	13,201(2)	138,082	—	—

	Option awards					Stock awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Brian J. Wendling
Option Award
QVCGA	1,457	—	—	442.00	12/10/2027	—	—	—	—
Stacy Bowe
RSU Awards
QVCGA	—	—	—	—	—	6,615(1)	69,193	—	—
QVCGA	—	—	—	—	—	6,401(3)	66,954	—	—
QVCGA	—	—	—	—	—	—	—	6,271(4)	65,595
Mike Fitzharris
Option Awards
QVCGA	1,059	—	—	304.00	03/06/2026	—	—	—	—
QVCGA	1,271	—	—	307.00	08/13/2026	—	—	—	—
QVCGA	3,071	—	—	108.50	03/12/2027	—	—	—	—
QVCGA	1,054	—	—	551.50	03/10/2028	—	—	—	—
RSU Awards
QVCGA	—	—	—	—	—	8,787(1)	91,912	—	—
QVCGA	—	—	—	—	—	—	—	10,864(4)	113,637

(1)
Represents the remaining tranches of the 2024 Multiyear RSUs, 50% of which vested on March 15, 2026 and the remaining 50% of which will vest on March 15, 2027.

(2)
Represents the remaining tranche of the Wafford Sign-On RSUs, which vested on March 20, 2026.

(3)
Represents the remaining tranche of the Bowe Sign-On RSUs, which vested on March 5, 2026.

(4)
Represents the 2023 QVCG Performance-Based RSUs, which could be earned over three annual performance periods, subject to a catch-up provision, and which were forfeited pursuant to their terms in 2026 when our compensation committee determined that the requisite performance goals were not achieved, as described further in “Executive Compensation — Compensation Discussion and Analysis — Elements of 2025 Executive Compensation — Incentive Compensation — Other Equity Awards that Vested In or Remained Outstanding During 2025 — Multiyear Performance-Based RSUs” above.

Option Exercises and Stock Vested
The following table sets forth information concerning the vesting of RSUs held by our named executive officers during the year ended December 31, 2025. None of our named executive officers exercised any options during the year ended December 31, 2025. The amounts included in the table are presented after giving effect to our reverse-stock-split.

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)(1)	Value realized on vesting ($)
David Rawlinson II
QVCGA	—	—	56,822	767,103
QVCGB	—	—	—	—
QVCGP	—	—	—	—
Bill Wafford
QVCGA	—	—	17,052	167,772
QVCGB	—	—	—	—
QVCGP	—	—	—	—
Brian Wendling
QVCGA	—	—	1,973	21,707
QVCGB	—	—	—	—
QVCGP	—	—	—	—
Stacy Bowe
QVCGA	—	—	10,639	134,715
QVCGB	—	—	—	—
QVCGP	—	—	—	—
Mike Fitzharris
QVCGA	—	—	5,671	66,209
QVCGB	—	—	—	—
QVCGP	—	—	—	—
Alex Wellen
QVCGA	—	—	—	—
QVCGB	—	—	—	—
QVCGP	—	—	—	—

(1)
Includes shares withheld in payment of withholding taxes at the election of holder.

Potential Payments Upon Termination Or Change In Control
The following table sets forth the potential payments to our named executive officers (other than Mr. Wendling, who ceased serving as our Chief Accounting Officer and Principal Financial Officer in March 2025) if their employment had terminated or a change in control had occurred, in each case, as of December 31, 2025, which was the last day of our last completed fiscal year. In the event of such a termination or change in control, the actual amounts may be different due to various factors.
The amounts provided in the table are based on the closing market price on December 31, 2025 for QVCGA common stock, which was $10.46. All outstanding option awards held by the named executive officers, whether vested or unvested, had an exercise price that was more than the closing market price of QVCGA common stock on December 31, 2025, and therefore have been excluded from the table below. The value of the RSUs shown in the table is based on the applicable closing market price and the number of unvested RSUs that would have vested in the applicable termination scenario according to the terms of the applicable award.
Each of our named executive officers has received awards and payments under the incentive plans and, with the exception of Mr. Wendling, received a Special Bonus in 2025. Additionally, Mr. Rawlinson would have been entitled to certain payments and acceleration rights upon termination under the Rawlinson

Employment Agreement and our other named executive officers would have been entitled to certain payments under their respective employment agreements. Because Mr. Wendling terminated employment in March 2025, did not receive any payments in connection therewith and his outstanding options had an exercise price that was more than the closing market price of QVCGA common stock on December 31, 2025, Mr. Wendling is not included in the table.
The circumstances giving rise to the treatment of the awards, Special Bonuses and the potential payments and a brief summary of the provisions governing their treatment or payout are described below and in the footnotes to the table (other than those described under “Executive Compensation Arrangements — David Rawlinson II — Termination Payments and Benefits,” which are incorporated by reference herein). As described in “Executive Compensation — Compensation Discussion and Analysis — Changes for 2026” above, on April 10 2026, our named executive officer’s employment agreements were amended and restated and an executive severance plan was adopted. The terms of these arrangements apply on a go-forward basis and therefore will be described in more detail in next year’s proxy statement. As a result, the below descriptions and the amounts included in the table reflect the terms of our named executive officers’ employment agreements in effect as of December 31, 2025.
Voluntary Termination
Each of the named executive officers holds equity awards that were issued under our incentive plans. Under these plans and the related award agreements, in the event of a voluntary termination of his or her employment with our company for any reason, each named executive officer would typically only have a right to the equity grants that vested prior to his or her termination date. Mr. Rawlinson would have forfeited all rights to the portion of the Rawlinson Performance Award that remained outstanding upon a voluntary termination without good reason as of December 31, 2025. In addition, upon a termination for “cause” as of December 31, 2025, Mr. Rawlinson would have been required to repay a pro-rata portion of the after-tax amount of his retention bonus, Mr. Wellen would have been required to repay a pro-rata portion of his sign-on bonus and each named executive officer would have had to repay the after-tax portion of their Special Bonus that had not yet vested. Mr. Rawlinson’s additional severance payments and benefits are described above in “Executive Compensation Arrangements — David Rawlinson II — Termination Payments and Benefits — Termination for Cause or Voluntary Termination without Good Reason.” As of December 31, 2025, our other named executive officers were not entitled to any severance payments or other benefits upon a voluntary termination of his or her employment.
Termination For Cause
All outstanding equity grants constituting options, whether unvested or vested but not yet exercised, and all equity grants constituting unvested RSUs under the incentive plans would be forfeited by any named executive officer who is terminated for “cause”. Upon a termination for “cause” as of December 31, 2025, Mr. Rawlinson would have forfeited all rights to the portion of the Rawlinson Performance Award that remained outstanding. In addition, Mr. Rawlinson would have been required to repay a pro-rata portion of the after-tax amount of his retention bonus, Mr. Wellen would have been required to repay a pro-rata portion of his sign-on bonus and each named executive officer would have had to repay the after-tax portion of their Special Bonus that had not yet vested. Unless there is a different definition in the applicable award agreement, each of 2016 incentive plan and 2020 Incentive Plan, define “cause” as insubordination, dishonesty, incompetence, moral turpitude, other misconduct of any kind and the refusal to perform duties and responsibilities for any reason other than illness or incapacity; provided that, if such termination is within 12 months after a change in control (as described below), “cause” means a felony conviction for fraud, misappropriation or embezzlement. With respect to the Rawlinson Performance Award, “cause,” as defined in his employment agreement, means (i) Mr. Rawlinson’s material breach of his employment agreement, (ii) Mr. Rawlinson’s engagement in illegal conduct or misconduct, which, in each case, is materially injurious to our company, (iii) the commission by Mr. Rawlinson of fraud or embezzlement or other serious misconduct against our company, (iv) the conviction of, or plea of nolo contendere by, Mr. Rawlinson of any felony, or (v) the conviction of Mr. Rawlinson of a misdemeanor which conviction relates to Mr. Rawlinson’s suitability for employment in his then-current positions (excluding any conviction for minor traffic violations). With respect to the Special Bonus Awards, “cause” means the named executive officer’s (i) refusal to perform his or her material duties for our company that continues after written notice from our company, (ii) conviction of a felony, (iii) material misconduct in the performance of his or her duties to our company or his or her willful and material violation of a material company policy, or (iv) material misconduct outside of the performance of his or her duties to our company that causes significant and demonstrable damage to the business or operations of our company.
Termination Without Cause Or For Good Reason
Upon a termination without cause or by Mr. Rawlinson for good reason, subject to Mr. Rawlinson’s execution and nonrevocation of a release and compliance with the restrictive covenants, the vesting tranche of the Rawlinson Performance Award that would have been paid to Mr. Rawlinson had he remained employed through the first determination date following his termination of employment would remain outstanding and eligible to be earned based on actual performance through the applicable performance period and future tranches would have been forfeited. Because Mr. Rawlinson forfeited the tranche of the Rawlinson Performance Award relating to the 2025 fiscal year, upon a termination without cause or by Mr. Rawlinson for good reason as of December 31, 2025, any remaining portion of the Rawlinson Performance Award that was not already forfeited in connection with the grant of Mr. Rawlinson’s Performance Award would have been forfeited. Mr. Rawlinson would also have been entitled to severance pay and benefits from our company upon a termination without cause or by him for good reason as of December 31, 2025. These additional severance payments and benefits are described above in “Executive Compensation Arrangements — David Rawlinson II — Termination Payments and Benefits — Termination without Cause or for Good Reason.”
In addition, upon a termination without cause or resignation for good reason as of December 31, 2025, Mr. Rawlinson would not have been required to repay any portion of his retention bonus, Mr. Wellen would not have been required to repay a portion of his sign-on bonus and, subject to his or her execution and nonrevocation of a release, none of the named executive officers would have had to repay the after-tax portion of their Special Bonus that had not yet vested.
Messrs. Wafford, Fitzharris and Wellen and Ms. Bowe would have been entitled to severance pay and benefits upon a termination without cause and, for Mr. Wellen and Ms. Bowe, a termination by Mr. Wellen or Ms. Bowe for good reason, in each case, as described above in “Executive Compensation Arrangements — Other NEO Employment Agreements — Termination payments and Benefits — Termination without Cause or for Good Reason.” Messrs. Wafford’s, Fitzharris’ and Wellen’s and Ms. Bowe’s outstanding equity awards would have been forfeited.
Death
In the event of death of any of the named executive officers, the incentive plans and applicable award agreements would have provided for vesting of any outstanding options and the lapse of restrictions on any RSU awards. In the event of Mr. Rawlinson’s death, subject to Mr. Rawlinson’s legal representative’s execution of a release, the vesting tranche of the Rawlinson Performance Award that would have been paid to Mr. Rawlinson had he remained employed through the first determination date following his termination of employment would remain outstanding and eligible to be earned based on actual performance through the applicable performance period and future tranches would have been forfeited. Because Mr. Rawlinson forfeited the tranche of the Rawlinson Performance Award relating to the 2025 fiscal year, upon a termination due to Mr. Rawlinson’s death as of December 31, 2025, any remaining portion of the Rawlinson Performance Award that was not already forfeited in connection with the grant of Mr. Rawlinson’s Performance Award would have been forfeited. Mr. Rawlinson would also have been entitled to certain payments and other benefits if he died while employed by our company as of December 31, 2025, as described above in “Executive Compensation Arrangements — David Rawlinson II — Termination Payments and Benefits — Termination by Reason of Death or Disability.”
In addition, in the event of death, Mr. Rawlinson would not have been required to repay any portion of his retention bonus, Mr. Wellen would not have been required to repay a portion of his sign-on bonus and none of the named executive officers would have had to repay the after-tax portion of their Special Bonus that had not yet vested.

No amounts are shown for payments pursuant to life insurance policies which are made available to all employees, including our named executive officers.
Disability
If the employment of any of the named executive officers had been terminated due to disability, which is defined in the incentive plans or applicable award agreements, the incentive plans and applicable award agreements would have provided for vesting of any outstanding options and the lapse of restrictions on any RSU awards. In the event Mr. Rawlinson had been terminated due to his disability, subject to Mr. Rawlinson’s execution of a release and compliance with the restrictive covenants, the vesting tranche of the Rawlinson Performance Award that would have been paid to Mr. Rawlinson had he remained employed through the first determination date following his termination of employment would remain outstanding and eligible to be earned based on actual performance through the applicable performance period and future tranches would have been forfeited. Because Mr. Rawlinson forfeited the tranche of the Rawlinson Performance Award relating to the 2025 fiscal year, upon a termination due to Mr. Rawlinson’s disability as of December 31, 2025, any remaining portion of the Rawlinson Performance Award that was not already forfeited in connection with the grant of Mr. Rawlinson’s Special Bonus would have been forfeited. Mr. Rawlinson would also have been entitled to certain payments and other benefits if his employment was terminated due to disability as of December 31, 2025, as described above in “Executive Compensation Arrangements — David Rawlinson II — Termination Payments and Benefits — Termination by Reason of Death or Disability.”
In addition, if employment had been terminated due to disability as of December 31, 2025, Mr. Rawlinson would not have been required to repay any portion of his retention bonus, Mr. Wellen would not have been required to repay a portion of his sign-on bonus and, subject to his or her execution of a release, none of the named executive officers would have had to repay the after-tax portion of their Special Bonus that had not yet vested.
No amounts are shown for payments pursuant to short-term and long-term disability policies, which are made available to all employees, including our named executive officers.
Change In Control
In case of a change in control, the incentive plans provide for the lapse of restrictions on any RSU held by the named executive officers. A change in control is generally defined as:
•
The acquisition by a non-exempt person (as defined in the incentive plans) of beneficial ownership of at least 20% of the combined voting power of the then outstanding shares of our company ordinarily having the right to vote in the election of directors, other than pursuant to a transaction approved by our Board of Directors.

•
The individuals constituting our Board of Directors over any two consecutive years cease to constitute at least a majority of the Board, subject to certain exceptions that permit the Board to approve new members by approval of at least two-thirds of the remaining directors.

•
Any merger, consolidation or binding share exchange that causes the persons who were common stockholders of our company immediately prior thereto to lose their proportionate interest in the common stock or voting power of the successor or to have less than a majority of the combined voting power of the then outstanding shares ordinarily having the right to vote in the election of directors, the sale of substantially all of the assets of our company or the dissolution of our company.

In the case of a change in control described in the last bullet point, our compensation committee may determine not to accelerate the existing equity awards of the named executive officers if equivalent awards will be substituted for the existing awards. For purposes of the tabular presentation below, we have assumed that our named executive officers’ existing unvested equity awards and the Rawlinson Performance Award would vest in the case of a change in control described in the last bullet.

Benefits Payable Upon Termination Or Change In Control
Name	Termination Without Cause or for Good Reason ($)	Death ($)	Disability ($)	After a Change in Control ($)
David Rawlinson II
Base Compensation Continuing Payment	—	1,750,000(1)	1,750,000(1)	—
Severance	7,875,000(2)	—	—	—
Special Bonus Retention	8,900,321(3)	8,900,321(3)	8,900,321(3)	—
Performance Award	—(4)	—(4)	—(4)	7,500,000(5)
Options	—(6)	—(6)	—(6)	—(5)
RSUs	—	—	—	—
Total	16,775,321	10,650,321	10,650,321	7,500,000
Bill Wafford
Base Compensation Continuing Payment	850,000(7)	—	—	—
Special Bonus Retention	3,064,410(3)	3,064,410(3)	3,064,410(3)	—
Options	—	—	—	—
RSUs	—(8)	218,635(9)	218,635(9)	218,635(9)
Total	3,914,410	3,283,045	3,283,045	218,635
Stacy Bowe
Base Compensation Continuing Payment	705,550(7)	—	—	—
Special Bonus Retention	1,758,759(3)	1,758,759(3)	1,758,759(3)	—
Options	—	—	—	—
RSUs	—(8)	136,147(9)	136,147(9)	201,742(5)
Total	2,464,309	1,894,906	1,894,906	201,742
Mike Fitzharris
Base Compensation Continuing Payment	802,865(7)	—	—	—
Special Bonus Retention	2,179,292(3)	2,179,292(3)	2,179,292(3)	—
Options	—(6)	—(6)	—(6)	—
RSUs	—(8)	91,912(9)	91,912(9)	205,549(5)
Total	2,982,157	2,271,204	2,271,204	205,549
Alex Wellen
Base Compensation Continuing Payment	760,000(7)	—	—	—
Health Insurance Continuing Payment	13,566(7)	—	—	—
Special Bonus Retention	1,605,984(3)	1,605,984(3)	1,605,984(3)	—
Options	—	—	—	—
RSUs	—	—	—	—
Total	2,379,550	1,605,984	1,605,984	—

(1)
If Mr. Rawlinson’s employment had been terminated by reason of his death or disability as of December 31, 2025, subject to the execution of a release by him or in the event of his death, his estate, he or his estate would have been entitled to receive continued payment of his 2025 base salary for a period of one year following his termination.

(2)
If Mr. Rawlinson’s employment had been terminated by our company without cause (as defined in the 2025 Rawlinson Employment Agreement) or by him for good reason (as defined in the 2025 Rawlinson Employment Agreement) as of December 31, 2025, subject to his execution and nonrevocation of a release, he would have been entitled to receive a payment equal to 1.5 times the sum of (a) his 2025 base salary and (b) his 2025 target bonus, payable in 18 equal monthly installments.
(3)
If the named executive officer’s employment is terminated without cause, for good reason, or due to death or disability (as applicable, each as defined in the name executive officer’s special bonus letter), the named executive officer would not be required to repay the after-tax portion of their Special Bonus. Upon a termination of the named executive officer’s employment for any other reason, the named executive officer would be required to repay the after-tax portion of the Special Bonus.

(4)
If Mr. Rawlinson’s employment had been terminated by our company without cause (as defined in the 2025 Rawlinson Employment Agreement), by him for good reason (as defined in the 2025 Rawlinson Employment Agreement), or due to his death or disability, as of December 31, 2025, the outstanding portion of the Rawlinson Performance Award would have been forfeited. While the terms of the Rawlinson Performance Award provide that the vesting tranche of the Rawlinson Performance Award that would have been paid to Mr. Rawlinson had he remained employed through the first determination date following his termination of employment will remain outstanding and eligible to be earned based on actual performance through the performance period, because Mr. Rawlinson forfeited the tranche of the Rawlinson Performance Award for the 2025 fiscal year, any remaining portion of the Rawlinson Performance Award would have been forfeited.

(5)
Upon a change of control, we have assumed for purposes of the tabular presentation above that the remaining portion of the Rawlinson Performance Award, the Wafford Sign-On RSUs, the 2024 Multiyear RSUs, the Bowe Sign-On RSUs and the 2023 PSUs would have vested. Because the exercise prices of all options held by Messrs. Rawlinson and Fitzharris at December 31, 2025 are more than the closing market price of QVCGA shares on December 31, 2025, no value has been included for such named executive officers’ options in the table.

(6)
If Mr. Rawlinson’s employment had been terminated without cause or due to his death or disability, or if he terminated his employment for good reason, or if Mr. Fitzharris’ employment had been terminated due to his death or disability, in each case, as of December 31, 2025, their respective vested options would have remained outstanding and exercisable in accordance with their terms, but because the exercise prices of all options held by Mr. Rawlinson and Mr. Fitzharris at December 31, 2025 are more than the closing market price of QVCGA shares on December 31, 2025, no value has been included for such options in the table.

(7)
If Messrs. Wafford’s, Fitzharris’ or Wellen’s or Ms. Bowe’s employment had been terminated without cause as of December 31, 2025, or Mr. Wellen or Ms. Bowe had terminated his or her employment for good reason, subject to his or her execution and nonrevocation of a release, and, for Mr. Fitzharris’ compliance with restrictive covenants, he or she would have received continued base salary for twelve months and Mr. Wellen would have received six months of health insurance continuation.

(8)
If Messrs. Wafford’s and Fitzharris’ and Ms. Bowe’s employment had been terminated without cause, in each case, as of December 31, 2025, the Wafford Sign-On RSUs, the 2024 Multiyear RSUs, the Bowe Sign-On RSUs and the 2023 Performance-based RSUs would have been forfeited.

(9)
Based on the number of unvested RSUs held by the named executive officer as of December 31, 2025 that would vest pursuant to the following: If Messrs. Wafford’s or Fitzharris’ or Ms. Bowe’s employment had terminated due to death or disability as of December 31, 2025, the Wafford Sign-On RSUs, the 2024 Multiyear RSUs and the Bowe Sign-On RSUs would have vested and the 2023 Performance-based RSUs would have remained outstanding until any performance criteria had been determined to have been met or not and would have vested to the extent determined by the compensation committee. As described above in “Executive Compensation — Compensation Discussion and Analysis — Elements of 2025 Executive Compensation — Incentive Compensation-Other Equity Awards that Vested in or Remained Outstanding During 2025 — Multiyear Performance-Based RSUs” our compensation committee determined that the 2023 Performance-based RSUs were not earned and were forfeited, and therefore are not reflected in the table above.

Equity Compensation Plan Information
The following table sets forth information as of December 31, 2025, with respect to shares of our common stock authorized for issuance under our equity compensation plans.
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights or settlement of restricted stock units (a)	Weighted average exercise price of outstanding options, warrants and rights	Number of securities available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders:
QVC Group, Inc. 2016 Omnibus Incentive Plan, as amended			—(1)
QVCGA	193,336	194.47
QVCGB	933	438.00
QVCGP	—	—
QVC Group, Inc. 2020 Omnibus Incentive Plan, as amended			—(2)
QVCGA	571,119	448.07
QVCGB	—	—
QVCGP	—	—
Equity compensation plans not approved by security holders: None(3)
Total
QVCGA	764,455
QVCGB	933
QVCGP	—

(1)
Upon adoption of the 2020 incentive plan, as amended, the Board of Directors ceased making any further grants under the prior incentive plans, including the 2016 incentive plan, as amended. The amounts reported for the 2016 incentive plan reflect the number of shares of QVCGA and QVCGB to be issued upon exercise of outstanding options and the weighted exercise price thereof.

(2)
The 2020 incentive plan, as amended, expired pursuant to its terms on May 21, 2025. The amounts reported for the 2020 incentive plan reflect 76,646 shares of QVCGA to be issued upon exercise of outstanding options and 492,473 shares of QVCGA to be issued upon the settlement of RSUs or deferred stock units. RSUs subject to performance-based vesting requirements are reflected at target performance in the above table. As described in “— Compensation Discussion and Analysis — Elements of 2025 Compensation — Incentive Compensation — Other Equity Awards that Vested in or Remained Outstanding During 2025”, our compensation committee determined that none of the 478,989 RSUs subject to performance-based vesting requirements outstanding as of December 31, 2025 were earned. The weighted average exercise prices relate solely to outstanding options and do not take into account RSUs or deferred stock units, which by their nature do not have an exercise price.

(3)
On December 29, 2017, in connection with our acquisition of HSN, Inc., we assumed each outstanding award issued pursuant to the HSN, Inc. Second Amended and Restated 2008 Stock and Annual Incentive Plan and the HSN, Inc. 2017 Omnibus Incentive Plan (together, the “HSN Plans” and such awards collectively, the “Assumed HSN Awards”). The Assumed HSN Awards were converted into a corresponding award with respect to shares of QVCGA. We do not intend to issue any new grants under the HSN Plans in the future. As of December 31, 2025, the number of securities to be issued upon exercise of outstanding options, warrants and rights under the HSN, Inc. Second Amended and Restated 2008 Stock and Annual Incentive Plan was 13,074 QVCGA shares, which have a weighted average exercise price of $613.70 and 69 shares of QVCGA and 104 shares of QVCGP to be issued upon the settlement of deferred stock units. With respect to the HSN, Inc. 2017 Omnibus Incentive Plan, reflects 110 shares of QVCGA and 165 shares of QVCGP to be issued upon settlement of deferred stock units.
Nonemployee Directors
Director Fees
Each of our directors who is not an employee of, or service provider to, our company, and other than Ms. Flaton and Mr. Meltzer, is paid an annual cash fee for 2026 of $277,225 (which, in 2025, was $269,150) (which we refer to as the director fee). Fees for service on our audit committee, compensation committee and nominating and corporate governance committee are the same for 2026 and 2025, with each member thereof receiving an additional annual fee of $30,000, $10,000 and $10,000, respectively, for his or her participation on each such committee, except that the chairperson of each such committee instead receives an additional annual fee of $40,000, $20,000 and $20,000, respectively, for his or her participation on that committee. The director fees and the fees for participation on committees are payable quarterly in arrears.
For their service as directors, each of Mr. Meltzer and Ms. Flaton receive cash compensation equal to $50,000 per month (payable one month in advance) for the duration of their service on the Board and, following the conclusion of their service on the Board, reimbursement for continuing support on a per diem basis. They do not receive any other compensation, including for service on our audit committee, compensation committee and nominating and corporate governance committee.
Charitable Contributions
If a director made a donation to our political action committee, we made a matching donation to a charity of his or her choice in an amount not to exceed $10,000.
Equity Incentive Plan
Under the 2020 Incentive Plan, which expired on May 21, 2025, our Board of Directors had full power and authority to grant stock options, SARs, restricted shares, RSUs and cash awards or any combination of the foregoing under the 2020 Incentive Plan to our nonemployee directors; however, due to share availability considerations, our Board of Directors did not grant equity awards to our nonemployee directors after 2023. Prior to those share availability considerations resulting in our director fees being paid in cash, a portion of our company’s director fees were paid as awards granted under the 2020 Incentive Plan and were administered by our Board or our compensation committee. The 2020 Incentive Plan was designed to provide our nonemployee directors with additional remuneration for services rendered, to encourage their investment in our common stock and to aid in attracting persons of exceptional ability to become nonemployee directors of our company.
Director Deferred Compensation Plan
Effective beginning in the fourth quarter of 2013, directors of our company were eligible to participate in the QVC Group, Inc. Nonemployee Director Deferred Compensation Plan (the “director deferred compensation plan”), pursuant to which eligible directors of our company could elect to defer all or any portion of their annual cash fees that they would otherwise be entitled to receive. The deferral of such annual cash fees was effected by a reduction in the quarterly payment of such annual cash fees by the percentage specified in the director’s election. Elections were required to be made in advance of certain deadlines, which generally were on or before the close of business on December 31 of the year prior to the year to which the director’s election would apply, and elections included the form of distribution, such as a lump-sum payment or substantially equal installments over a period not to exceed ten years. Compensation deferred under the director deferred compensation plan that otherwise would have been received prior to 2015 will earn interest income at the rate of 9% per annum, compounded quarterly, for the period of the deferral. Compensation deferred under the director deferred compensation plan that otherwise would have been received on or after

January 1, 2015 will earn interest income at a rate that is intended to approximate our company’s general cost of 10-year debt. For 2023, 2024 and 2025, the rate was, and is 9.125%, 9.6875% and 8.6875%, respectively.
Effective December 8, 2022, our Board of Directors amended and restated the director deferred compensation plan in order to freeze the plan as of December 8, 2022, which closed the director deferred compensation plan to new participants and provided that no deferrals or deferral elections could be made under the director deferred compensation plan with respect to annual cash fees for services performed in any plan year commencing on or after January 1, 2023. Deferrals made on or before December 31, 2022 will continue to accrue interest income at the rate specified above until the director deferred compensation plan was terminated in connection with our emergence from the Chapter 11 Cases.
Gregory B. Maffei Employment Agreement
On May 27, 2025, our company executed a new employment agreement with Mr. Maffei (the “Maffei Employment Agreement”) to continue serving as Executive Chairman of our company. The Maffei Employment Agreement provided for an initial term expiring December 31, 2025, which was automatically extended by the terms of such agreement through December 31, 2026 (such period of employment, the “Term”). Pursuant to the Maffei Employment Agreement, Mr. Maffei received an annual base salary of $1 million, retroactive to January 1, 2025 and reduced by the amount of nonemployee director compensation previously paid to Mr. Maffei for his service on the Board of Directors during 2025. For each calendar year during the Term, Mr. Maffei was considered for a bonus so long as he remained employed with the Company through the end of such year. No bonus was awarded to Mr. Maffei for the 2025 calendar year. The Maffei Employment Agreement also provides that, on any termination of Mr. Maffei’s employment, he will be entitled to his accrued base salary through the date of termination, any unpaid expense reimbursements, any vested benefits owed in accordance with other applicable plans, programs and arrangements of our company, any discretionary bonus with respect to a calendar year ending prior to the date of termination awarded but unpaid, and the continuance of certain indemnification rights.
Post-Emergence Director Compensation
Effective as of the Plan Effective Date, the terms of the pre-emergence members of Old QVC Group’s Board of Directors expired, and each such member was deemed to have resigned. The following persons were appointed to the new Board of Directors of QVC Group, Inc.: Michael George (Interim Chief Executive Officer and Chair), David Charles Boone, Nicolas Le Bourgeois, Jason Lee Horowitz, Ann Mather, James Alan Marcum, Richard Andrew Mayfield and Jonathan Seth Zinman.
In connection with their service on the Board, each non-employee director will receive an annual cash retainer of $150,000, payable quarterly in arrears. In addition, each non-employee director will receive an initial equity award in the form of time-based restricted stock units with a grant date value of $450,000 pursuant to the terms of the Omnibus Plan, which will vest in three equal annual installments, subject to the director’s continued service on the Board through the applicable vesting date. The number of shares underlying each award will be determined based on the Company’s implied equity value per share as of the Plan Effective Date. The chairperson of the Audit Committee will receive an additional annual cash retainer of $100,000, and the chairperson of each of the Compensation Committee and the Nominating and Corporate Governance Committee will receive an additional annual cash retainer of $50,000.
Each director has entered into, or is expected to enter into, an indemnification agreement with the Company providing contractual rights to indemnification, expense advancement and reimbursement to the fullest extent permitted under the Delaware General Corporation Law.

Director Compensation Table
The following table sets forth information concerning the compensation of our nonemployee directors for 2025.
Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All other compensation ($)(4)	Total ($)
John C. Malone	—	—	—	—	—
Richard N. Barton	279,150	—	18,529	—	297,679
Fiona P. Dias	309,150	—	—	538(5)	309,688
Carol Flaton	318,333	—	—	—	318,333
M. Ian G. Gilchrist	319,150	—	—	—	319,150
				(7)
Gregory B. Maffei	1,000,000(6)	—	—	24,446(8)	1,224,446
Evan D. Malone	269,150	—	—	—	269,150
Roger Meltzer	318,333	—	—	—	318,333
Larry E. Romrell	159,575	—	—	—	159,575
Andrea L. Wong	108,857	—	64,048	—	172,906

(1)
David Rawlinson, a director of our company and a named executive officer throughout 2025, and John C. Malone, who was a director of our company through May 12, 2025, received no compensation for serving as directors of our company during 2025. Compensation paid to Mr. Rawlinson in 2025 is reflected in the “Summary Compensation Table” below. Larry E. Romrell and Andrea L. Wong departed from our Board on June 20, 2025 and May 12, 2025, respectively.

(2)
We did not grant equity awards to our directors in 2025. However, as of December 31, 2025, our directors (other than Mr. Rawlinson, whose equity awards are listed in the “Outstanding Equity Awards at Fiscal Year-End” table below, Ms. Flaton and Mr. Meltzer, who have never been granted equity awards, and Mr. Malone, who had no equity awards outstanding as of December 31, 2025) held the following equity awards, which were granted in previous years or, with respect to Ms. Dias, as described in footnote (5) below:

	Gregory B. Maffei	Richard N. Barton	Fiona P. Dias	M. Ian G. Gilchrist	Evan D. Malone	Larry E. Romrell	Andrea L. Wong
Options (#)
QVGCA	114,647	2,188	—	1,645	—	2,188	271
QVGCB	933	—	—	—	—	—	—
Deferred Share Units (#)
QVGCA	—	—		—	—	—	—
QVGCP	—	—		—	—	—	—

(1)
Includes amounts earned on compensation previously deferred under the director deferred compensation plan.

Name	2025 Above Market Earnings on Accrued Interest ($)
Richard N. Barton	18,529
Andrea L. Wong	64,049

(1)
Liberty Media previously made available to our directors tickets to various sporting events with no aggregate incremental cost attributable to any single person.

(2)
Includes regular quarterly cash dividends paid on shares of QVCGP to the extent such amounts were not factored into the grant date fair value of the underlying awards computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, but (pursuant to SEC regulations) without reduction for estimated forfeitures.

(3)
Mr. Maffei received compensation for serving as a director of our company during 2025 prior to the effectiveness of his Executive Employment Agreement, dated effective May 27, 2025. Mr. Maffei’s base salary under this agreement was reduced by the amount of such director fees received.

(4)
Includes lease costs for Mr. Maffei to maintain an office in the Denver, Colorado area.

(5)
Includes life insurance premiums paid by our company on behalf of Mr. Maffei.

SELLING STOCKHOLDERS
This prospectus relates to the resale by the Selling Stockholders from time to time of up to 37,625,663 shares of Common Stock. The Selling Stockholders may from time to time resell any or all of the Common Stock set forth below pursuant to this prospectus and any accompanying prospectus supplement.
When we refer to the “Selling Stockholders” in this prospectus, we mean the persons listed in the table below and their permitted transferees, lenders and other persons who later hold any interest in the Common Stock of a Selling Stockholder in accordance with the Registration Rights Agreement.
The following table sets forth, as of the date of this prospectus, (i) the names of the Selling Stockholders, (ii) the aggregate number of shares of Common Stock beneficially owned prior to the offering, (iii) the aggregate number of shares of Common Stock that the Selling Stockholders may offer pursuant to this prospectus and (iv) the number of shares of Common Stock beneficially owned by, and percentage ownership of, the Selling Stockholders after the offering. Unless otherwise indicated, we have based percentage ownership following the offering on 49,999,897 shares of Common Stock outstanding as of August 6, 2026 and have assumed that each Selling Stockholder will sell all shares of Common Stock offered pursuant to this prospectus.
We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the tables have sole voting and sole investment power with respect to all securities that they beneficially own, subject to community property laws where applicable.
Whether the Selling Stockholders will sell any or all of such Common Stock is uncertain. In addition, the Selling Stockholders may sell, transfer or otherwise dispose of the Common Stock in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus. For purposes of this table, we have assumed that the Selling Stockholders will have sold all of the securities covered by this prospectus upon completion of the offering.
Unless otherwise indicated, the business address of each beneficial owner listed in the table below is c/o QVC Group, Inc., 1200 Wilson Drive, West Chester, Pennsylvania 19380.
Name of Selling Stockholder	Shares of Common Stock Beneficially Owned Prior to the Offering		Shares of Common Stock to be Sold in the Offering	Shares of Common Stock Beneficially Owned After the Offering
	Number	Percent	Number	Number	Percent
Strategic Value Partners, LLC(1)	13,121,773	26.2%	13,121,773	—	—
Silver Point Capital, L.P.(2)	6,301,038	12.6%	6,301,038	—	—
GoldenTree Asset Management LP(3)	10,991,951	22.0%	10,991,951	—	—
Oaktree Capital Management, L.P.(4)	7,210,901	14.4%	7,210,901	—	—
Total	37,625,663	75.2%	37,625,663	—	—

*
Represents less than 1%.

(1)
Consists of (i) 9,911,348 shares held by Strategic Value Special Situations VI MF, L.P. (“SVSS VI MF”), (ii) 353,643 shares held by Strategic Value Excelsior Fund, L.P. (“Excelsior”), and (iii) 2,856,782 shares held by Strategic Value Capital Solutions II MF L.P. (“SVCS II MF”). SVP Special Situations VI LLC (“SVPSS VI LLC”) is the investment manager of SVSS VI MF. SVP Special Situations GP VI Ltd. is the general partner of SVSS VI MF. SVP Excelsior Management LLC (“Excelsior Management”) is the investment manager of Excelsior. SVP Excelsior Fund GP Ltd., SVP Excelsior Fund GP (Series VI) Ltd., and SVP Special Situations GP IV LLC are the general partners of Excelsior. SVP Capital Solutions II LLC (“SVP Capital Solutions II”) is the investment manager of SVCS II MF. SVP Capital Solutions GP II Ltd. is the general partner of SVCS II MF. Strategic Value Partners, LLC (“SVP”), which is indirectly controlled by Victor Khosla, is the managing member of SVPSS VI LLC, Excelsior Management, and SVP Capital Solutions II. The address of each of the foregoing is 100 West Putnam Avenue, Greenwich, CT 06830.

(2)
Silver Point Capital, L.P. (“Silver Point”) or its wholly owned subsidiaries are the investment managers of Silver Point Capital Fund, L.P., Silver Point Capital Offshore Master Fund, L.P., Silver Point Distressed Opportunities Fund, L.P., Silver Point Distressed Opportunities Offshore Master Fund, L.P., Silver Point Distressed Opportunity Institutional Partners Master Fund (Offshore), L.P. and Silver Point Distressed Opportunity Institutional Partners, L.P. (the “Funds”) and, by reason of such status, may be deemed to be the beneficial owner of all the reported securities held by the Funds. Silver Point Capital Management, LLC (“Management”) is the general partner of Silver Point and as a result may be deemed to be the beneficial owner of all securities held by the Funds. Messrs. Edward A. Mule and Robert J. O’Shea are each members of Management and as a result may be deemed to be the beneficial owner of all of the securities held by the Funds. Messrs. Mule and O’Shea disclaim beneficial ownership of the reported securities held by Funds except to the extent of their pecuniary interests.

(3)
The registered holders of the referenced shares are the following funds and accounts: Afwah Master Fund LP; City of New York Group Trust; Clarence Master Fund LP — Series A; Copper Master Fund LP; Crown Managed Accounts SPC — Crown/GT Segregated Portfolio; Ginkgo Tree, LLC; GN3 SIP Limited; GoldenTree Distressed Fund IV LP; GoldenTree Distressed Master Fund IV Ltd.; GoldenTree Insurance Fund Series Interests of the SALI Multi-Series Fund, L.P.; GoldenTree Master Fund, Ltd.; GoldenTree Multi Sector-C LP; GoldenTree Multi-Sector Opportunistic Master Fund Ltd.; GoldenTree Opportunistic Credit Fund; GoldenTree Structured Products — C II Co-Invest LP; GoldenTree Structured Products — C II LP; GoldenTree Tactical Opportunities Master Fund (Offshore A) I LP; Goldentree V1 Master Fund, L.P.; GoldenVest LLC; GT G Distressed Fund 2020 LP; GT NM, L.P.; GT Ranch Fund LP; High Yield and Bank Loan Series Trust; Louisiana State Employees Retirement System; QGT Master Fund LP; and San Bernardino County Employees Retirement Association (collectively, the “GoldenTree Entities”). Investment power over the GoldenTree Entities is held by GoldenTree Asset Management LP (the “GoldenTree Advisor”). The general partner of the GoldenTree Advisor is GoldenTree Asset Management LLC (the “GoldenTree General Partner”). Steven A. Tananbaum is the managing member of the GoldenTree General Partner. The address for the GoldenTree Entities is 300 Park Avenue, 21st Floor, New York, NY 10022.

(4)
The referenced securities are directly held by funds and accounts, including Oaktree Opportunities Fund XI Holdings (Delaware), L.P. and Oaktree Opportunities Fund XII Holdings (Delaware), L.P., which are indirectly managed by Oaktree Capital Management, L.P. (“OCM”). Oaktree Capital Holdings, LLC, as the sole managing member of the general partner of OCM, may also be deemed to exercise investment power over the referenced securities. The address of each of the foregoing is 333 South Grand Avenue, 28th Floor, Los Angeles, CA 90071.

PLAN OF DISTRIBUTION
We are registering the resale of up to 37,625,663 shares of Common Stock by the Selling Stockholders. We will not receive any of the proceeds from the sale of Common Stock by the Selling Stockholders.
The Selling Stockholders, including donees, pledgees, transferees and other successors-in-interest selling shares of Common Stock received after the date of this prospectus from a Selling Stockholder as a gift, pledge, partnership distribution or other transfer, may from time to time sell, transfer or otherwise dispose of any or all of their shares of Common Stock or interests in shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices.
The Selling Stockholders may use any one or more of the following methods when disposing of shares or interests therein:
•
on any national securities exchange or quotation service on which the Common Stock may be listed or quoted at the time of sale;

•
in the over-the-counter market in accordance with the rules of Nasdaq;

•
underwritten offerings;

•
ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•
block trades or bought deal in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•
purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to this prospectus;

•
an exchange distribution or secondary distribution in accordance with the rules of the applicable exchange;

•
through trading plans entered into by a Selling Stockholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•
in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•
privately negotiated transactions;

•
distributions to members, partners, stockholders or other equityholders of the Selling Stockholders;

•
broker-dealers may agree with the Selling Stockholders to sell a specified number of shares at a stipulated price per share;

•
short sales and settlement of short sales;

•
through a combination of any of the above methods of sale; or

•
any other method permitted by applicable law.

In addition, any shares that qualify for sale under Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.
A Selling Stockholder that is an entity may elect to make an in-kind distribution of Common Stock to its members, partners, stockholders or other equityholders pursuant to the registration statement of which this prospectus forms a part. To the extent that such members, partners, stockholders or other equityholders are not affiliates of ours, such members, partners, stockholders or other equityholders would thereby receive freely tradeable shares of Common Stock pursuant to the distribution through this registration statement.

The Selling Stockholders may from time to time pledge or grant a security interest in some or all of the shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Stockholders to include the pledgee, transferee or other successors-in-interest as Selling Stockholders under this prospectus. The Selling Stockholders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling stockholders for purposes of this prospectus.
In connection with the sale of the shares or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of shares of Common Stock in the course of hedging the positions they assume with Selling Stockholders. The Selling Stockholders may also sell shares short and deliver shares registered hereby to settle such short positions or to close out stock loans incurred in connection with their short positions. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Stockholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The Selling Stockholders may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus, including in short sale transactions. If so, the third party may use securities pledged by the Selling Stockholders or borrowed from the Selling Stockholders or others to settle those sales or to close out any related open borrowings of stock and may use securities received from the Selling Stockholders in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement or post-effective amendment.
The Selling Stockholders ultimately may not sell any or all of the shares of Common Stock under this prospectus. Each Selling Stockholder reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of shares of Common Stock to be made directly or through agents.
Broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of Common Stock, from the purchaser) in amounts to be negotiated, but in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 5110 and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.
If underwriters are used in a sale, an underwriting agreement will be executed with the managing underwriter or underwriters at the time an agreement for the sale is reached. The applicable prospectus supplement will set forth the managing underwriter or underwriters, as well as any other underwriter or underwriters, with respect to a particular underwritten offering of Common Stock and will set forth the terms of the transactions, including compensation of the underwriters and dealers and the public offering price, if applicable. This prospectus and the applicable prospectus supplement will be used by the underwriters to resell the Common Stock.
The Selling Stockholders and any underwriters, broker-dealers or agents that participate in the sale of the shares of Common Stock or interests therein may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act.
To the extent required, the shares of Common Stock to be sold, the names of the Selling Stockholders, the respective purchase prices and public offering prices, the names of any agents, dealers or underwriters, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.
Any underwriter may engage in stabilizing and syndicate covering transactions in accordance with Rule 104 of Regulation M under the Exchange Act. Rule 104 permits stabilizing bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. The underwriters may over-allot offered securities, thereby creating a short position in the underwriters’ account. Syndicate covering transactions involve purchases of offered securities in the open market after the distribution has been completed to cover syndicate short positions. Stabilizing and syndicate covering transactions may cause the price of the offered securities to be higher than it would otherwise be in the absence of such transactions. These transactions, if commenced, may be discontinued at any time.
Underwriters, dealers and agents who participate in the distribution of securities and their controlling persons may be entitled, under agreements that may be entered into with us, to indemnification by us and the Selling Stockholders against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that such persons may be required to make in respect of those liabilities.
We have agreed to indemnify the Selling Stockholders against certain liabilities, including certain liabilities under the Securities Act and the Exchange Act. The Selling Stockholders have agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by the Selling Stockholders specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.
In order to comply with the securities laws of certain states, if applicable, the shares of Common Stock may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares of Common Stock may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
We have advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Stockholders and their affiliates. We will make copies of this prospectus available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.
Pursuant to the Registration Rights Agreement, we are required to pay certain fees and expenses incurred by us incident to the registration of the shares of Common Stock and certain expenses of the Selling Stockholders, including legal expenses. The Selling Stockholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Stockholders for brokerage or certain other expenses incurred by the Selling Stockholders in disposing of the securities not required to be covered by us pursuant to the Registration Rights Agreement.
Pursuant to the Registration Rights Agreement, we have agreed to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (a) the date on which no Registrable Securities registered on this registration statement remain outstanding, (b) the date on which all Registrable Securities registered hereunder have been sold pursuant to Rule 144 or a registration statement or (c) the date of effectiveness of a registration statement on Form S-3 that includes all Registrable Securities that had previously been registered under this registration statement, remain outstanding, have not been sold pursuant to Rule 144 or under any registration statement and for which the holder thereof has not declined to include such Registrable Securities in the registration statement on Form S-3.
To the extent required pursuant to the Registration Rights Agreement, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. If required, we may add permitted transferees, successors and donees by prospectus supplement in instances where the permitted transferee, successor or donee has acquired shares from holders named in this prospectus after the effective date of this prospectus.
Once sold under the registration statement of which this prospectus forms a part, the shares of Common Stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS
The validity of the securities offered hereby will be passed upon for us by Kirkland & Ellis LLP. Any underwriters or agents will be advised about other issues relating to the offering by counsel to be named in the applicable prospectus supplement.
EXPERTS
The consolidated financial statements of QVC, Inc. (now QVC Group, Inc.) as of December 31, 2025 and 2024 and for each of the years in the three-year period ended December 31, 2025 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2025 consolidated financial statements contains an explanatory paragraph that states that the Company’s credit facility maturation date and breach of a financial covenant raise substantial doubt about the entity’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

QVC GROUP, INC.
37,625,663 Shares of Common Stock

PRELIMINARY PROSPECTUS

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13.   Other Expenses of Issuance and Distribution.
The following table sets forth all costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the offering of our Common Stock. All amounts shown are estimates except for the SEC registration fee.
Amount Paid*
SEC Registration Fee		$87,000
Printing		*
Legal fees and expenses		*
Accounting fees and expenses		*
Miscellaneous expenses		*
Total	$	*

*
Excludes the cost of future takedowns.

Item 14.   Indemnification of Directors and Officers.
Section 145 of the General Corporation Law of the State of Delaware, or the DGCL, empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.
The Company’s Amended and Restated Certificate of Incorporation provides that, to the fullest extent permitted by Delaware Law, no director or officer of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. Any amendment, repeal or elimination of this provision, or the adoption of any provision of the Certificate of Incorporation inconsistent with this provision, shall not affect its application with respect to an act or omission by a director or officer occurring before such amendment, adoption, repeal or elimination. As permitted by Section 102(b)(7) of the DGCL, this provision does not eliminate or limit the liability of a director or officer (i) for any breach of the director’s or officer’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) with respect to a director, under Section 174 of the DGCL, (iv) for any transaction from which a director or officer derived an improper personal benefit or (v) with respect to an officer, in any action by or in the right of the Company. The Company’s Second Amended and Restated Bylaws contain a corresponding provision providing that a director or officer of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director or officer to the fullest extent permitted by applicable law.
The Company has entered into indemnification agreements with each of its current directors, which provide directors of the Company with contractual rights to indemnification, expense advancement and reimbursement to the fullest extent permitted under the DGCL.
The Company has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any expense, liability or loss incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Company would have the power to indemnify such person against such liability under Delaware Law.
Item 15.   Recent Sales of Unregistered Securities.
In connection with our emergence from the Chapter 11 Cases and in reliance on the exemption from the registration requirements of the Securities Act provided by section 1145(a) of the Bankruptcy Code, on the Plan Effective Date, we issued 49,999,897 shares of Common Stock (the “QVC New Equity Interests”) pursuant to the Plan to holders of Allowed RCF Claims and Allowed QVC Notes Claims in full and final satisfaction of such claims, as part of the consideration consisting of certain cash and debt interests, and 100% of the QVC New Equity Interests, subject to dilution by shares issued pursuant to the management incentive plan. We believe the foregoing issuance was exempt from registration under the Securities Act in reliance upon section 1145(a) of the Bankruptcy Code.
On the Plan Effective Date, in connection with our emergence from the Chapter 11 Cases and in reliance on the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2) thereof, we issued $1,240,362,247 aggregate principal amount of 10.000% First Lien Senior Secured Notes due 2032 to certain holders of Allowed RCF Claims and Allowed QVC Notes Claims as components of the Takeback Debt under the Plan.
The foregoing transaction did not involve any underwriters, underwriting discounts or commissions or any public offering. All recipients had adequate access, through their relationships with us, to information about us. The sales of these securities were made without any general solicitation or advertising.

Item 16.   Exhibits and Financial Statement Schedules.
EXHIBIT INDEX
Exhibit Number	Description
2.1	Order Confirming the Second Amended Joint Prepackaged Plan of Reorganization of QVC Group, Inc. and Its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code (incorporated by reference to Exhibit 2.2 of the Company’s Current Report on Form 8-K filed on July 24, 2026).
2.2	Second Amended Joint Prepackaged Plan of Reorganization of QVC Group, Inc. and Its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code, as confirmed by the Confirmation Order (incorporated by reference to Exhibit 2.1 of the Company’s Current Report on Form 8-K filed on July 24, 2026).
3.1	Amended and Restated Certificate of Incorporation of QVC, Inc. (renamed QVC Group, Inc. therein) (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form 8-A filed on August 6, 2026).
3.2	Second Amended and Restated Bylaws of QVC Group, Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form 8-A filed on August 6, 2026).
4.1	Indenture, dated as of August 6, 2026, among QVC Group, Inc., the guarantors party thereto and Wilmington Savings Fund Society, FSB, as trustee and notes collateral agent, governing QVC Group, Inc.’s 10.000% First Lien Senior Secured Notes due 2032 (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on August 7, 2026).
4.2	Form of Stockholder Agreement, by and between QVC Group, Inc. and each stockholder party thereto (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on August 7, 2026).
5.1*	Opinion of Kirkland & Ellis LLP.
10.1	Term Loan Credit Agreement, dated as of August 6, 2026, among QVC Group, Inc., the lenders party thereto, Acquiom Agency Services LLC and Seaport Loan Products LLC, as co-administrative agents, and Acquiom Agency Services LLC, as collateral agent, governing the Takeback Loans (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on August 7, 2026).
10.2	Exit ABL Credit Agreement, dated as of August 6, 2026, among QVC Group, Inc., the lenders party thereto and GLAS USA LLC, as administrative agent (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on August 7, 2026).
10.3	Registration Rights Agreement, dated as of August 6, 2026, by and among QVC Group, Inc. and the stockholders party thereto (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on August 7, 2026).
21.1*	Subsidiaries of the registrant.
22.1*	List of Subsidiary Guarantors.
23.1*	Consent of KPMG LLP.
23.2*	Consent of Kirkland & Ellis LLP (included as part of Exhibit 5.1).
24.1*	Power of Attorney (included on the signature page hereto).
107*	Filing Fee Table.

*
Filed herewith.

Item 17.   Undertakings.
The undersigned registrant hereby undertakes:
(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)
To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (ii) and (iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)   That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5)   That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(7)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Chester, State of Pennsylvania, on September 11, 2026.
QVC GROUP, INC.
By:
/s/ Michael George

Name: Michael George
Title:
Interim Chief Executive Officer and Chair of the Board

POWER OF ATTORNEY
Each person whose signature appears below constitutes and appoints each of Bill Wafford, Eve DelSoldo and Katherine C. Jewell as his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to execute any or all amendments, including any post-effective amendments and supplements to this Registration Statement, and any additional Registration Statement filed pursuant to Rule 462, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
* * * *
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.
Name	Title	Date
/s/ Michael George Michael George	Interim Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	September 11, 2026
/s/ Bill Wafford Bill Wafford	Chief Administrative Officer and Chief Financial Officer (Principal Financial Officer)	September 11, 2026
/s/ David Charles Boone David Charles Boone	Director	September 11, 2026
/s/ Nicolas Le Bourgeois Nicolas Le Bourgeois	Director	September 11, 2026
/s/ Jason Lee Horowitz Jason Lee Horowitz	Director	September 11, 2026
/s/ James Alan Marcum James Alan Marcum	Director	September 11, 2026

Name	Title	Date
/s/ Ann Mather Ann Mather	Director	September 11, 2026
/s/ Richard Andrew Mayfield Richard Andrew Mayfield	Director	September 11, 2026
/s/ Jonathan Seth Zinman Jonathan Seth Zinman	Director	September 11, 2026